UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Enhabit, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

WHEN	9:00 a.m., Central Time on June 26, 2025

PLACE
Virtual Meeting. You can attend the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) online, vote your shares electronically and submit your questions for the 2025 Annual Meeting by visiting www.proxypush.com/EHAB. To participate in the 2025 Annual Meeting, you must pre-register at www.proxydocs.com/EHAB by 9:00 a.m., Central Time on June 25, 2025.

ITEMS OF BUSINESS
To elect 10 directors to the board of directors (the “Board”) to serve until our 2026 Annual Meeting of Stockholders.
•The Board recommends a vote FOR each nominee.
To ratify the appointment of PricewaterhouseCoopers LLP as Enhabit’s independent registered public accounting firm.
•The Board recommends a vote FOR ratification.
To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement.
•The Board recommends a vote FOR the approval of the compensation of our named executive officers.
To approve the Enhabit, Inc. 2025 Equity and Incentive Compensation Plan
•The Board recommends a vote FOR the approval of the Enhabit, Inc. 2025 Equity and Incentive Compensation Plan.

To transact such other business as may properly come before the 2025 Annual Meeting and any adjournment or postponement.

RECORD DATE	You are entitled to receive notice of, and to vote at, the 2025 Annual Meeting if you were a stockholder of record at the close of business on April 29, 2025.

PROXY VOTING
Your vote is important. Please vote in one of these ways:
•Via internet: Go to www.proxypush.com/EHAB and follow the instructions. You will need to enter the control number on your notice of internet availability of proxy materials or proxy card;
•By telephone: Call toll-free 1-866-569-2003 and follow the instructions. You will need to enter the control number on your notice of internet availability of proxy materials or proxy card;
•In writing: If you requested a paper copy of the proxy materials, complete, sign, date and promptly return your proxy card in the enclosed envelope; or
•At the meeting: Register at www.proxydocs.com/EHAB to vote during the 2025 Annual Meeting.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE
Enhabit’s proxy statement on Schedule 14A, form of proxy card, and 2024 Annual Report (including the 2024 Annual Report on Form 10-K) are available at
www.proxydocs.com/EHAB. We will mail a notice of internet availability of proxy materials, which contains instructions on how to access these materials and vote online.

Your vote is important. Please exercise your stockholder right to vote by submitting your proxy or voting instructions as soon as possible.
By Order of the Board of Directors,

Dallas, Texas	Dylan C. Black
May, 16 2025	Secretary

ENHABIT, INC.
PROXY STATEMENT
iv

v

ENHABIT, INC.
PROXY STATEMENT
PROXY SUMMARY
This summary highlights selected information about the items to be voted on at our 2025 Annual Meeting and information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote, and you should read the entire proxy statement carefully before voting.
On July 1, 2022, we became a publicly traded company when our former parent company, Encompass Health Corporation (“Encompass”), separated its home health and hospice business from its inpatient rehabilitation business and made a distribution of all of our outstanding common stock to Encompass’ stockholders (the “Separation”).
Our corporate predecessor was formed in 2014 to hold Encompass’ home health and hospice business. As a stand‑alone company, Enhabit, Inc. (“Enhabit” or the “Company”) is a leading provider of home health and hospice services in the United States with a footprint of 251 home health and 113 hospice locations across 34 states as of March 31, 2025. In addition, our Annual Report on Form 10-K for the year ended December 31, 2024, including Amendment No. 1 (the “2024 Form 10-K”), describes our Company and the assets and liabilities that comprise the home health and hospice services business that we now own following completion of the Separation.
Proposals That Require Your Vote
Enhabit’s board of directors (our “Board”) recommends the following votes for each proposal:

Proposals	Board Recommendation	Votes Required for Approval	More Information
1. Election of 10 directors to serve until our 2026 annual meeting of stockholders (the “2026 Annual Meeting”)
FOR EACH NOMINEE:

•Jeffrey W. Bolton
•Tina L. Brown-Stevenson
•Charles M. Elson
•Erin P. Hoeflinger
•Barbara A. Jacobsmeyer
•Stuart M. McGuigan
•Mark W. Ohlendorf
•Stephan S. Rodgers
•Gregory S. Rush
•Barry P. Schochet
		Majority of votes cast for a director nominee	Page 8
2. Ratification of the appointment of our independent registered public accounting firm	FOR	Majority of shares present (in person or represented by proxy) and entitled to vote on the proposal	Page 21
3. Approval, on an advisory basis, of our executive compensation	FOR	Majority of shares present (in person or represented by proxy) and entitled to vote on the proposal	Page 24
4. Approval of the Enhabit, Inc. 2025 Equity and Incentive Compensation Plan (the “2025 Equity Plan”)	FOR	Majority of shares present (in person or represented by proxy) and entitled to vote on the proposal	Page 25

Governance Highlights

✓	Independent, non-executive chairperson of the board
✓	9 of 10 directors standing for election are independent
✓	30% of directors standing for election are female
✓	All standing board committees are fully independent
✓	Declassified board with annual director elections
✓	None of the directors serve on more than three outside public company boards
✓	Annual board and committee performance evaluations are conducted
✓	Stockholders may amend our bylaws by simple majority vote
✓	Stockholders may act by written consent
✓	Enterprise risk management, including cybersecurity, oversight by full board and designated committees on regular schedule
✓	Organizational focus on a strong culture that values inclusion, diversity of background, and employee development and engagement

Executive Compensation Best Practices
We have implemented the following best practices related to executive compensation:

What We Do		What We Don’t Do
✓	Emphasis on performance-based variable compensation	✓	No perquisites for executive officers
✓	Majority of long-term incentive awards are performance-based	✓	No “single-trigger” vesting for equity awards in the event of a change in control
✓	Short-term incentive plan includes both financial and quality of care metrics	✓	No hedging or pledging of Company stock
✓	Robust stock ownership requirements for officers and directors	✓	No tax gross-ups on termination payments related to a change in control
✓	Conduct annual review of our compensation peer group and competitiveness of executive compensation	✓	No dividends paid on unvested equity awards
✓	Cash severance provisions aligned with market practices	✓	No defined benefit pension plans for executives
✓	“Double-trigger” vesting for equity awards in the event of a change in control	✓	No option repricing
✓	Capped incentive payouts in performance plans
✓
Dodd-Frank compliant clawback policy, plus a supplemental policy that permits recoupment in the event of certain misconduct (even in the absence of a financial restatement) and requires reimbursement of incentive compensation paid (including time-based and performance-based awards)

✓	Compensation Committee comprised solely of independent directors
✓	Proactive stockholder engagement
✓	Independent compensation consultant

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
Why did I receive these proxy materials?
We are furnishing this proxy statement in connection with the solicitation by our Board of proxies to be voted at our 2025 Annual Meeting and at any adjournment or postponement. At our 2025 Annual Meeting, stockholders will act upon the following proposals:
(1)to elect 10 directors to the Board to serve until our 2026 Annual Meeting;
(2)to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
(3)to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement;
(4)to approve the 2025 Equity Plan; and
(5)to transact such other business as may properly come before the 2025 Annual Meeting and any adjournment or postponement.
These proxy solicitation materials are being made available to our stockholders on or about May 16, 2025 and summarize the purposes of the meeting and the information you need to know to vote at the 2025 Annual Meeting.
What do I need to attend the virtual meeting?
The 2025 Annual Meeting will be conducted completely online via the internet. To participate in the virtual 2025 Annual Meeting, you must register in advance at www.proxydocs.com/EHAB prior to the deadline of 9:00 a.m., Central Time on June 25, 2025. Please have your notice of internet availability of proxy materials, proxy card, or other communication containing your control number available and follow the instructions to complete your registration request. Upon completing registration, stockholders will receive a confirmation email with a link and instructions for accessing the 2025 Annual Meeting. We encourage you to access the 2025 Annual Meeting before the start time of 9:00 a.m., Central Time on June 26, 2025. Please allow ample time for online check-in, which will begin at 8:45 a.m., Central Time on June 26, 2025. We will have a support team ready to assist attendees with any technical difficulties they may have accessing or hearing the audio webcast of the meeting.

Register at www.proxydocs.com/EHAB	⇒	Enter the control number on your notice of internet availability or proxy card	⇒	A unique link will be emailed to you to access the 2025 Annual Meeting
Who is entitled to vote at the meeting?
The record date for the 2025 Annual Meeting is April 29, 2025 (the “record date”). Owners of record of our common stock, par value $0.01 per share (“common stock”) at the close of business on the record date are entitled to receive notice of and to vote at the 2025 Annual Meeting. As of April 29, 2025, there were 50,637,417 shares of our common stock issued and outstanding. Each share of common stock owned as of the close of business on April 29, 2025 is entitled to one vote on each matter properly brought before the 2025 Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being made available directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner of shares, you are invited to attend the virtual 2025 Annual Meeting; however, you may not vote your shares at the 2025 Annual Meeting unless you obtain a written proxy from your broker. You may vote your shares as described in the question below, “If I am a beneficial owner stockholder, how do I vote?”.
If I am a beneficial owner stockholder, how do I vote?
You are considered a beneficial owner of shares held in “street name” if your shares are held by a broker, bank or other nominee on your behalf. If you are a beneficial owner of shares, you will receive instructions from your broker describing how to vote your shares. As a beneficial owner of your shares, you are entitled to direct your broker how to vote your shares. You may instruct your broker on how to vote by completing the voting instruction form provided to you by your broker. You may also vote by telephone or via the internet if your broker makes such methods available, in which case applicable instructions will be provided to you by your broker. For further information, see “What is a broker non-vote?”
If I am a stockholder of record, how do I vote?
You are a stockholder of record if your shares are directly held by you and registered in your name with our transfer agent, Computershare Trust Company, N.A. If you are a stockholder of record, you may vote your shares via the internet at www.proxypush.com/EHAB. You may also vote by touch-tone telephone from the United States by calling 1-866-569-2003, or, if you have requested a paper copy of the proxy materials, by completing, signing and dating the proxy card and returning the enclosed proxy card in the prepaid envelope. In order to be valid and acted upon at the 2025 Annual Meeting, your proxy must be received before 10:59 p.m., Central Time on June 25, 2025. Shares represented by proxy will be voted at the 2025 Annual Meeting unless the proxy is revoked at any time prior to the time at which the shares covered by proxy are voted by: (1) timely submitting a proxy with new voting instructions via the internet or telephone; (2) timely delivering a valid, later-dated executed proxy card; (3) delivering a written notice of revocation that is received by our Corporate Secretary at 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206, by 10:59 p.m. Central Time on June 25, 2025; or (4) voting at the virtual 2025 Annual Meeting by completing a ballot. The control number provided on your notice of internet availability of proxy materials or proxy card is necessary to vote. Please review the materials provided to you and vote as soon as possible.
May I submit questions at the 2025 Annual Meeting?
Yes. We expect that members of the Board and management, as well as representatives of our independent registered public accounting firm, will attend the virtual 2025 Annual Meeting and be available to answer stockholder questions. To submit questions at the 2025 Annual Meeting, you must register in advance at www.proxypush.com/EHAB prior to the deadline of 9:00 a.m., Central Time on June 25, 2025. Upon completing your registration, you will receive further instructions via e-mail, including your unique link that will allow you access to the meeting and will also permit you to submit questions. Appropriate, pre-submitted questions related to the business of the annual meeting (the proposals being voted upon) will be answered during the annual meeting, subject to time constraints. Any such questions that cannot be answered during the annual meeting due to time constraints will be posted and answered on the Investor Relations section of our website as soon as practical after the 2025 Annual Meeting. This question and answer session will be conducted in accordance with certain Rules of Conduct. These Rules of Conduct will be posted on our 2025 Annual Meeting website.
What if I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the 2025 Annual Meeting login page and included in the meeting access email. Registration support is also available by directing your question(s) to the email address displayed on the registration page. We encourage you to access the virtual meeting prior to the start time.
Can I access the proxy statement and annual report on the internet?
Yes. This proxy statement, the form of proxy card and our 2024 Form 10-K are available at www.proxydocs.com/EHAB. If you received a paper copy of the proxy materials, you have made a previous election to that effect. If you are a stockholder of record and would like to access future proxy materials electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.

A copy of our 2024 Form 10-K and the proxy materials are also available without charge at the Securities and Exchange Commission’s (the “SEC”) website, www.sec.com. The 2024 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to Enhabit, Inc., 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206, Attention: Corporate Secretary.
Are you planning on making the proxy materials only available by internet this year, unless paper copies are requested?
Yes. The rules of the SEC permit the Company to furnish proxy materials, including the proxy statement and 2024 Form 10-K comprising our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, on or about May 16, 2025, we are sending a notice of internet availability of proxy materials to our stockholders of record as of the close of business on April 29, 2025. Stockholders receiving a notice by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the notice of internet availability of proxy materials will instruct stockholders as to how they may access and review proxy materials on the internet. Stockholders who receive this notice by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card, should follow the instructions for requesting these materials included in the notice.
Can I vote my shares by filling out and returning the notice of internet availability of proxy materials?
No. The notice of internet availability of proxy materials identifies and provides notice of the items to be voted on at the 2025 Annual Meeting, but stockholders cannot vote by marking the notice and returning it. If you would like a paper proxy card, you should follow the instructions in the notice of internet availability of proxy materials that is sent to you.
The paper proxy card you receive will also provide instructions as to how to use the internet or telephone to authorize your proxy to vote your shares according to your voting instructions. Alternatively, you can mark on the paper proxy card how you would like your shares voted, sign the proxy card and return it in the prepaid envelope provided.

What constitutes a quorum to transact business at the meeting?
Before any business may be transacted at the 2025 Annual Meeting, a quorum must be present. The presence at the 2025 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on April 29, 2025, 50,637,417 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions, or broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the 2025 Annual Meeting for purposes of a quorum.
If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the 2025 Annual Meeting. If the 2025 Annual Meeting is adjourned, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.
What vote is required to approve each item?
The vote requirements for Proposals One, Two, Three, and Four are as follows:
•Each nominee for director named in Proposal One will be elected if they receive a majority of votes cast (i.e., votes “for” the nominee exceed 50% of the number of votes cast for such nominee). Votes cast with respect to a nominee will exclude abstentions and broker non-votes.
•Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, requires approval by holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2025 Annual Meeting. Abstentions will have the effect of votes against the proposal, and broker non-votes, if any, will have no effect on the vote.
•Proposal Three, the “say-on-pay” proposal, is advisory in nature and has no binding effect on the Company or our Board. For Proposal Three, our Board will consider the proposal approved if a majority of the shares present in person or represented by proxy and entitled to vote at the 2025 Annual Meeting approve the proposal. If you hold your shares in street name, your broker may not vote your shares without your instruction. Abstentions will have the effect of votes against the proposal, and broker non-votes, if any, will have no effect on the vote.
•Proposal Four, approval of the 2025 Equity Plan, requires approval by holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2025 Annual Meeting. Abstentions will have the effect of votes against the proposal, and broker non-votes, if any, will have no effect on the vote.

There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the 2025 Annual Meeting.
What is a broker non-vote?
If your shares are held in “street name” (that is, held for your account by a broker, bank, or other nominee), you will receive voting instructions from your broker, bank, or other nominee. If you are a street name holder and your shares are registered in the name of a broker, the New York Stock Exchange (the “NYSE”) rules applicable to brokers who have record ownership of listed Company stock determine whether your broker may vote your shares in its discretion even if it does not receive voting instructions from you (so called “discretionary voting authority”).
A “broker non-vote” occurs when a broker submits a proxy on behalf of a beneficial owner for a stockholder meeting but does not vote on a particular proposal because such broker does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes, if any, will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum, but will not be counted in determining the number of votes cast on certain proposals.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the 2025 Annual Meeting.
Who will count the votes?
BetaNXT, Inc., an independent third party, acting as the inspector of election, will tabulate and certify the votes.
Can I change my vote or revoke my proxy after I have voted?
Yes. If your shares are registered directly in your name, you may change your vote or revoke your proxy by:
•Delivering written notice of revocation to the Corporate Secretary at c/o Enhabit, Inc., 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206 that is received on or before 10:59 p.m., Central Time on June 25, 2025;
•Delivering a properly executed proxy card bearing a later date than the proxy that you wish to revoke;
•Submitting a later dated proxy over the internet in accordance with the instructions on the proxy card; or
•Voting your shares electronically during the 2025 Annual Meeting.
If you are the beneficial owner of shares held through a broker, bank, or other nominee, then you must follow the specific instructions, including applicable deadlines, provided to you by your broker, bank, or other nominee to change or revoke any instructions you have already provided to your broker, bank, or other nominee. If you have obtained a voter instruction form from your broker, bank, or other nominee that holds your shares giving you the right to vote the shares, you may change your vote by attending the virtual 2025 Annual Meeting and voting electronically if you attach to your ballot a legal proxy from your broker, bank, or other nominee saved as a PDF or image file.
Attendance at the 2025 Annual Meeting, in and of itself, will not constitute a revocation of a proxy.
How will my shares be voted on the proxy card? Will my shares be voted if I do not provide voting instructions?
The shares represented by any proxy card that is properly completed, validly executed, and received by the Company prior to or at the 2025 Annual Meeting will be voted in accordance with the specifications made on the card, whether it is returned by mail or internet. If you hold shares as the stockholder of record and submit a validly executed proxy card without giving specific voting instructions on a proposal, then your shares will be voted in accordance with the recommendations of our Board as to that proposal. Our Board recommends voting “FOR” the ten nominees listed in Proposal One, “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2025, in Proposal Two, “FOR” the approval of, on an advisory basis, our executive compensation in Proposal Three, and “FOR” the approval of the 2025 Equity Plan in Proposal Four, and in accordance with the discretion of the named proxies on other matters brought before the 2025 Annual Meeting.

The Board is not aware of any other matters that are likely to be brought before the 2025 Annual Meeting. If any other matter is properly presented for action at the 2025 Annual Meeting, the persons identified as having the authority to vote the proxies will vote on such matter in their own discretion.
If you do not provide your broker, bank, or other nominee specific voting instructions, such firm may not have the authority to vote your shares with respect to any of the proposals. Please see “What is a broker non-vote?” for more information. We urge you to provide voting instructions so that your shares will be voted.
Will my shares be voted if I do nothing?
If you are a stockholder of record and do not cast your vote, no votes will be cast on your behalf on any of the items of business at the 2025 Annual Meeting. If you are a beneficial holder and do not instruct your broker, bank, or other nominee how to vote your shares, your broker will not be able to vote on your behalf without instruction as to any matter that is considered non-routine under the NYSE rules. For more information, please see “What is a broker non-vote?” in this proxy statement.
Who should I contact if I have questions?
If you hold our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account. If you are a record holder of our common stock and you have any questions or need assistance in voting your shares, please contact our Investor Relations department at investorrelations@ehab.com.

ITEMS OF BUSINESS REQUIRING YOUR VOTE

Proposal 1 – Election of Directors
Director Nominees
Upon the recommendation of the Nominating & Corporate Governance Committee, the Board has nominated Jeffrey W. Bolton, Tina L. Brown-Stevenson, Charles M. Elson, Erin P. Hoeflinger, Barbara A. Jacobsmeyer, Stuart M. McGuigan, Mark W. Ohlendorf, Stephan S. Rodgers, Gregory S. Rush and Barry P. Schochet for election at the 2025 Annual Meeting, with a term expiring at the 2026 Annual Meeting and until their successors are duly elected and qualified, or until such director’s earlier death, resignation, or removal. Action will be taken at the 2025 Annual Meeting for the election of ten director nominees.
All Company nominees except Mr. Rodgers currently serve on our Board and their current terms will expire at the 2025 Annual Meeting. As part of his departure from AccentCare, Inc., Mr. Rodgers is subject to non-compete obligations through June 30, 2025. If elected by stockholders, Mr. Rodgers will join the Board after his non-compete obligations expire.
Our Board has determined that all Company nominees are independent, except Ms. Jacobsmeyer, our President and Chief Executive Officer, and proposes that each of the ten nominees listed below be elected as directors at this 2025 Annual Meeting and serve until our 2026 Annual Meeting.
Each director nominee named in this Proposal One will be elected if the votes for that nominee exceed 50% of the number of votes cast with respect to that nominee. Votes cast with respect to a nominee will exclude abstentions and broker non-votes.
All nominees have consented to being named in this proxy statement and to serve as director if elected. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our Board. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our Board, including a brief description of why he or she was nominated.

2025 Company Director Nominees
Director Nominee	Age	Audit & Finance	Compensation & Human Capital	Care, Compliance & Cybersecurity	Nominating & Corporate Governance
Jeffrey W. Bolton	69	X			X
Tina L. Brown-Stevenson	68			Chair	X
Charles M. Elson	65	X			X
Erin P. Hoeflinger	59		Chair	X
Stuart M. McGuigan	66		X	X
Mark W. Ohlendorf	65		X	X
Gregory S. Rush	57	Chair	X
Barry P. Schochet	74	X			Chair

Barbara A. Jacobsmeyer	59	CEO; non-independent director
Stephan S. Rodgers	64	To be appointed to Committees following the 2025 Annual Meeting

Each of the Board’s director nominees possess core competencies that contribute to their service on the Board. In addition to those qualifications, our directors collectively possess skill sets that are directly relevant to the Company’s business and strategic objectives. The following table summarizes the key skills and experiences of each director nominee that the Board considered important in its original decision to nominate, and each decision to re-nominate, that individual to the Board. Further details about each of the directors’ and the Company nominees’ qualifications are set forth in their individual biographies.

	Bolton	Brown-Stevenson	Elson	Hoeflinger	Jacobsmeyer	McGuigan	Ohlendorf	Rodgers	Rush	Schochet
Industry / Operations	•	•		•	•	•	•	•		•
Public Company Board / Governance	•	•	•	•	•	•	•		•	•
Strategic Planning & Innovation	•	•		•	•	•	•	•	•	•
Payer Industry Experience	•	•		•	•		•	•
Sales / Marketing / Digital Branding				•	•		•	•
Finance / Accounting	•		•				•	•	•	•
M&A / Investment Banking			•				•	•	•	•
Compliance / Risk Management	•	•	•	•	•	•	•	•	•	•
Human Capital Management				•	•	•	•	•	•
Technology / Cybersecurity	•	•				•			•
Public Policy / Govt. / Regulatory	•		•		•		•	•	•	•

Jeffrey W. Bolton
Chairperson
Former Chief Administrative Officer and Vice President of Administration, Mayo Clinic

Independent Director Since: 2022 Committees: •Nominating & Corporate Governance •Audit & Finance
Professional Highlights:
•Mayo Clinic, the largest integrated, non-profit medical group practice globally
◦Chief Administrative Officer and VP for Administration (2013 – 2021)
◦CFO (2002 – 2013)
•Carnegie Mellon University, a private, global research university (1984 – 2002)
◦CFO (1998 – 2002)
•Planning and financial roles at University of Pittsburgh, a leading public university in Pennsylvania (1981 – 1984)
Current Public Company Boards:
•Alerus (NASDAQ: ALRS) (since 2024 when it purchased HMN Financial, Inc., where Mr. Bolton was a director since 2022)
Other Notable Board Memberships and Affiliations:
•Chairman, Resoundant, Inc., a medical technology company (since 2013)
•Director, Mayo Collaborative Services, Inc., a privately held diagnostic laboratory company serving domestic and international health systems (since 2022)
•Director, Vizient, the largest member-owned healthcare company in the U.S. (2010 – 2021)
Education:
•B.A., The Pennsylvania State University
•M.B.A., University of Pittsburgh
•M.S.W., University of Pittsburgh

Key Skills and Qualifications:
Mr. Bolton brings over two decades of executive and board experience in the healthcare sector. His deep knowledge of acute care hospital operations, innovation in complex care for seniors and integrated health networks, and his combination of financial, digital health, strategic planning, business development, and operational expertise contribute to the Board’s oversight of Enhabit’s operating model and multi-faceted growth strategy.
•Industry / Operations and Payer Industry Experience – Developed as the most senior non-physician executive at the largest integrated, nonprofit clinical, education, and research medical group practice in the world, where he oversaw operations of all shared services, including finance and payer relations, public affairs, information technology, facilities, talent management, and marketing. While at Mayo Clinic, he led the international expansion of clinical sites, maintained top-rankings for quality care, and established a transformative platform to adopt technology and big data capabilities for advancement of digital healthcare initiatives. He also played a key role in helping establish the largest public-private economic initiative in Minnesota, designed to position the state as a global center for the highest quality medical care. He contributes to the Board his firsthand experience working with state and federal government payers, specifically in the areas of fee-for-service offerings and service coordination.
•Finance / Accounting – Acquired through multiple leadership roles focused on financial planning and analysis, corporate accounting, and external reporting, including his service as CFO of two leading academic centers. At Mayo Clinic he helped guide the organization through the 2008 recession, with the organization achieving its best annual financial performance to date during his tenure as Chief Administrative Officer.
•Strategic Planning & Innovation – Developed strategic insights and strong working relationships with key healthcare industry stakeholders through decades of experience managing strategic alliances, including co-leading the execution of Mayo Clinic’s new strategic plan, overseeing the transformation of the organization’s leadership team, and developing innovative solutions throughout the recent pandemic, and through his tenure at Carnegie Mellon University where his strategic planning resulted in many educational, research, and economic development initiatives that expanded the campus.

Tina L. Brown-Stevenson
Independent Director
Former Senior Vice President of Health System Analytics and Decision Support, UnitedHealthcare

Independent Director Since: 2022 Committees: •Care, Compliance & Cybersecurity (Chair) •Nominating & Corporate Governance
Professional Highlights:
•UnitedHealth Group, a leading health insurance provider (2008 – 2019)
◦SVP, Health System Analytics and Decision Support, UnitedHealthcare (2012 – 2019)
◦Chief Data and Analytics Officer of Ingenix (now OptumInsight) (2011 – 2012)
◦EVP, Healthcare Innovation and Information Group, Ingenix (2008 – 2011)
•President of Aetna Informatics at Aetna, a leading health insurance provider (2001 – 2008)
•VP of Medical Economics at Cigna, a leading health insurance provider (2000 – 2001)
•VP of Health System Development at Partners Healthcare System (now Mass General Brigham), a system of healthcare organizations that leverages collective expertise and resources to serve patients and the community (1995 – 2000)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•Director, SullivanCotter Healthcare Consultants, the leading independent consulting firm for assessing and developing performance-based total rewards programs for healthcare companies (since 2024)
•Director, Kyruus Health SaaS, the leader in provider search and scheduling solutions for healthcare organizations (since 2021)
•Director and Corporation Secretary, Connecticut Children’s Medical Center, a children’s health system based in Connecticut (since 2015)
Education:
•B.S., University of Massachusetts at Amherst
•M.A., Framingham State University

Key Skills and Qualifications:
Through leadership roles at several large national payers in the rapidly evolving field of healthcare data and analytics and her various private board memberships, in combination with her experience providing patient care as a Registered Nurse, Ms. Brown-Stevenson draws on her unique experience to advise on opportunities to improve the quality of care for Enhabit’s patients in support of the Company’s value creation strategy.
•Payer Industry Experience – Developed through her senior leadership roles at several leading healthcare insurance companies, providing a deep understanding of the payer industry and ecosystem, including the analysis and management of provider and patient data in both fee-for-service and value-based contracting and care models.
•Strategic Planning & Innovation – Gained extensive experience leading data-driven decision making for national healthcare providers, including significant involvement in producing and assessing advanced analytics to propel strategic goals, validate product offerings, and deliver network configurations that support quality and cost-effective care delivery.
•Compliance / Risk Management – Acquired insights into best practices for managing and monitoring ongoing operations, understanding risks related to data and healthcare information, and evolving payer compliance requirements through her various senior leadership roles with three leading health insurance providers and a major health system. She also brings a unique understanding of best practices in safety and risk management related to patient care gained from her many years of providing patient care as a Registered Nurse.

Charles M. Elson
Independent Director
Executive Editor-at-Large, Directors & Boards magazine

Independent Director Since: 2022 Committees: •Audit & Finance •Nominating & Corporate Governance
Professional Highlights:
•Executive Editor-at-Large at Directors & Boards magazine, a publication for public and private company directors and C-suite executives with a focus on corporate governance practices and trends (since 2020)
•Of Counsel / Consultant at Holland & Knight LLP, a multinational law firm (1995 – 2024)
•Lecturer in Law, University of Pennsylvania, Carey School of Law, a private university (2023)
•Alfred Lerner College of Business and Economics, University of Delaware, a privately governed, state-assisted university (2000 – 2021)
◦Professor of Finance
◦Edgar S. Woolard, Jr. Chair in Corporate Governance
◦Founding Director of the John L. Weinberg Center for Corporate Governance
•Professor of Law, Stetson University College of Law, a private university in central Florida (1990 – 2000)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•Director, Encompass Health, the nation’s largest system of rehabilitation hospitals (NYSE: EHC) (2004 – 2020)
•Director, Blue Bell Creameries, an American food company (2019 – 2024)
•Vice Chairman, American Bar Association’s Committee on Corporate Governance, a committee promoting and supporting effective corporate governance for business and nonprofit enterprises (since 1998)
•National Association of Corporate Directors, the most trusted resource for corporate directors (since 1995)
◦Member of various Blue Ribbon Commissions, including Director Compensation, Director Professionalism, CEO Succession, Audit Committees, Strategic Planning, and Director Evaluation
◦Member of Best Practices Council on Coping with Fraud and Other Illegal Activity
•Director, Investor Responsibility Research Center (1999 – 2006)
Education:
•B.A., Harvard College
•J.D., University of Virginia Law School

Key Skills and Qualifications:
Mr. Elson is widely regarded as a leading authority on corporate governance issues and has been recognized for his dedication to business ethics, transparency, and sustainability. Mr. Elson’s academic, professional, and board experience provides the Board with valuable insight on the effective management of public policy, risk governance, board structure, and strategic development.
•Compliance / Risk Management – Established through nearly four decades of legal and academic experience consulting on matters of due diligence and compliance, demonstrated through his many publications including co-authorship of The Art of M&A Due Diligence. His expertise in financial risk management and compliance is further evidenced by his prior service on the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity, and by his former membership on the Standing Advisory Group of the Public Company Accounting Oversight Board. Mr. Elson has testified before Congress on both the Sarbanes-Oxley and Dodd-Frank Acts as an expert on corporate governance.
•Public Company Board / Governance – Gained a unique perspective through leadership roles with various professional organizations, nearly three decades advising on governance matters as legal counsel, active membership in the leading organization for board directors, and as the founding director of John L. Weinberg Center for Corporate Governance, one of the longest-standing corporate governance centers in academia. He has contributed extensive thought leadership on the subject of boards of directors and has a long history of public and private board service across retail, professional services, and energy industries, including Circon Corporation, Sunbeam Corporation, Neuvo Energy (until acquired by Plains Exploration & Production), Alderwoods Group (until acquired by Service Corporation), AutoZone (NYSE: AZO), Bob Evans Farms (until acquired by Post Holdings), and Dogfish Head Craft Brewery (until acquired by Boston Beer Co.).
•Public Policy / Governmental Affairs / Regulatory – Gained as a legal academic advising on securities regulation, as well as through research and thought leadership on the intersection of state and federal regulations and legislative initiatives on corporate law and governance.

Erin P. Hoeflinger
Independent Director
Former Senior Vice President, Specialty and Strategic Solutions, Aetna

Independent Director Since: 2022 Committees: •Care, Compliance & Cybersecurity •Compensation & Human Capital (Chair)
Professional Highlights:
•Aetna Inc. (acquired by CVS Health in 2018), a managed healthcare company
◦SVP, Specialty and Strategic Solutions (2020 – 2021)
◦SVP, Strategy and Consumer Experience (2018 – 2020)
•Anthem, Inc. (now Elevance Health, NYSE: ELV), an American health insurance provider (1995 – 2018)
◦SVP and President, Commercial Business
(2017 – 2018), East Region Commercial and Specialty Business (2015 – 2017)
◦President, Anthem BCBS of Ohio (2008 – 2015), and Maine (2005 – 2008)
◦VP, Sales (2004 – 2005)
◦VP, Healthcare Management and Operations (1999 – 2004)
◦Sales and Operations Leader, Anthem Prescription (1995 – 1999)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•Director, Midmark Corporation, a global manufacturer of healthcare products and equipment (since 2010)
•Trustee, Ohio State University, a large public university (2013 – 2022)
•Director, First Financial Bancorp (NASDAQ: FFBC), a bank holding company (2018 – 2020)
•Director, MainSource Financial Group (formerly NASDAQ: MSFG) (merged with First Financial Bancorp in 2018) (2015 – 2018)
•Strategic Advisory Board member, Amedisys, Inc., a leading provider of in-home healthcare (2011)
Education:
•B.A., Wright State University
•M.B.A., Williams College of Business at Xavier University

Key Skills and Qualifications:
Ms. Hoeflinger brings to the Board significant experience in the healthcare payer industry developed through over 25 years serving in leadership roles at two of the nation’s largest health insurance and managed care organizations, most recently supporting the strategic integration of CVS and Aetna in the largest healthcare merger in U.S. history, with her perspectives aiding the Board’s oversight of Enhabit’s strategies.
•Industry / Operations and Payer Industry Experience – Developed a deep understanding of the healthcare payer industry through her service as President of Anthem’s Commercial business with oversight responsibilities for more than 17 million members and $35 billion in revenue across the company’s 14 commercial states. Ms. Hoeflinger also contributes firsthand experience overseeing operations, sales, and consumer experience, managing business lines for both healthcare and prescription coverage, as well as insights into the full spectrum of reimbursement models, including fee-for-service, value-based care, and other alternative payment systems. Through her executive leadership roles, Ms. Hoeflinger contributed to equitable healthcare access, effectively working with a wide range of stakeholders, including regulators, government-sponsored insurance plans, healthcare providers, pharmaceutical companies, and patients.
•Strategic Planning & Innovation – Gained through her experiences leading strategy functions for Aetna and major regional and business units at Anthem, including developing a corporate strategy to drive membership growth, support high quality healthcare, and increase profitability. She also led a large-scale operations redesign for Aetna’s Specialty and Digital Consumer Health companies, cutting costs, innovating product bundles and market strategies to accelerate growth and value creation, and integrating the latest digital technologies. Ms. Hoeflinger has developed particular expertise in strategic business transitions throughout her career, leading major regional businesses during a decade of significant transformation in the payer industry, overseeing the transition to plans subsidized under the Affordable Care Act, leading the integration strategy for CVS and Aetna following their transformative merger, and supporting the development of innovative reimbursement strategies as part of CVS Health during the recent pandemic.
•Compliance / Risk Management – Acquired over her career in the highly regulated health insurance and managed care industries, including direct oversight of compliance and operational risk management functions for regional business units at Anthem.

Barbara A. Jacobsmeyer
Director
President and Chief Executive Officer, Enhabit, Inc.

Director Since: 2022
Professional Highlights:
•President and CEO at Enhabit Home Health and Hospice (NYSE: EHAB) (since 2021)
•Encompass Health (NYSE: EHC), one of the largest owners and operators of rehabilitation hospitals in the U.S.
◦EVP, Operations (2016 – 2021)
◦President, Central Region (2012 – 2016)
◦CEO, Rehabilitation Hospital of St. Louis (2007 – 2012)
•COO at Des Peres Hospital, St. Louis, an acute care community hospital in Missouri (2000 – 2007)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•Partnership for Quality Home Healthcare, a leading industry advocacy organization that partners with government officials to promote access to home healthcare services
◦Board Secretary (since 2023)
◦Director (since 2021)
•Chair, Cor Vitae Society for the Birmingham American Heart Association, a philanthropic organization that promotes cardiovascular health (2019 – 2021)
•Go Red for Women, an organization that promotes awareness about cardiovascular disease in women
◦Member, National Leadership Council (2020 – 2022)
◦Member, Executive Leadership Team in Birmingham (2017 – 2021)
◦Co-Chair in Birmingham (2018 – 2019)
Education:
•B.S., St. Louis University
•M.A., H.S.M., Webster University

Key Skills and Qualifications:
As Enhabit’s CEO, Ms. Jacobsmeyer provides the Board with valuable insights on the Company’s evolving business, talent, and strategic needs. She brings deep industry and operational expertise gained from her more than 35 years in healthcare operations, management, and service.
•Industry / Operations and Payer Industry Experience – Developed an extensive understanding of the healthcare industry and evolving healthcare payer landscape through executive leadership roles with major healthcare organizations, including her executive operations leadership role with Encompass’ nationwide network of inpatient rehabilitation hospitals prior to Enhabit’s spin-off. Previously, she served as a regional President at Encompass, driving the profitable, efficient, and innovative delivery of healthcare to millions of the company’s patients. She began her career with direct clinical experience in physical therapy and clinician manager roles serving a diverse range of patients in rehabilitation, skilled nursing, and acute care facilities.
•Strategic Planning & Innovation – Gained experience developing and implementing healthcare strategies and innovating business models through her executive leadership roles with Encompass and Enhabit, driving strategic decisions related to clinical operations and more recently leading the organizations in adapting to the unprecedented operational impacts posed by the recent pandemic.
•Public Policy / Governmental Affairs / Regulatory – Acquired through extensive experience working alongside company government relations teams and engaging with government stakeholders and regulators to advocate for payment protection and healthcare policy reform.

Stuart M. McGuigan
Independent Director
Interim Global Chief Information Officer, Fresenius Medical Care

Independent Director Since: 2023 Committees: •Care, Compliance & Cybersecurity •Compensation & Human Capital
Professional Highlights:
•Interim Global CIO at Fresenius Medical Care (NYSE: FMS), a multinational integrated dialysis clinic and device company (since 2023)
•CIO at the U.S. Department of State, a U.S. government agency (2019 – 2021)
•CIO at Johnson & Johnson (NYSE: JNJ), a global healthcare products company (2012 – 2019)
•CIO at CVS Caremark, Inc., a pharmacy benefit management subsidiary of CVS Health (2008 – 2012)
•Senior Vice President and CIO at Liberty Mutual Insurance Group, a leading global insurance company (2004 – 2008)
•Medco Health Solutions / Merck Medco Managed Care L.L.C. (acquired by Express Scripts in 2012), a pharmacy benefits management company
◦SVP, Information Services (2002 – 2004)
◦SVP, Information Strategy and Development (1999 – 2002)
◦VP, Information & Process Engineering (1999 – 2002)
◦VP, Information Management (1993 – 1996)
Current Public Company Boards:
•American Water Works (NYSE: AWK), a water and wastewater utility company (since 2024)
Other Notable Board Memberships and Affiliations:
•Director, Aster Insights (formerly M2GEN), a leading oncology-focused solutions company (since 2021)
•Director, Posit PBC (formerly RStudio), an open-source data science company providing advanced analytical technology (2021 – 2024)
•Advisory Board Member, University of Maryland, Smith School of Business Program (since 2021)
•Senior Advisor, McKinsey & Co., a global management consulting firm (2021 – 2023)
Education:
•B.A., Fairfield University
•M.S., Yale University
•M.Phil., Yale University

Key Skills and Qualifications:
Mr. McGuigan brings to the Board over three decades of information technology and management experience in the healthcare industry. His expertise in rapidly aligning technology innovation with global business needs, coupled with his experience in navigating cybersecurity risk and regulatory compliance, allows him to provide meaningful oversight and practical advice to the Board on these matters.
•Technology / Cybersecurity – Developed a deep understanding of every aspect of Information Technology (IT), including IT strategy, Artificial Intelligence (AI), cloud computing, scalable data analytics, and cybersecurity risks through his experience serving as CIO at leading national and global public companies and government agencies. During his time as CIO of the Department of State, with its expansive international operations, he implemented cloud strategy, transformed governance and operations of the global information security, and provided oversight for $2.4 billion of technology programs, founding and leading the organization’s first IT Executive Council.
•Industry / Operations – Gained through his experience serving as CIO at multiple leading healthcare companies, including Johnson & Johnson where he was responsible for Global Information Technology Strategy and Operations at over 170 overseas and domestic locations. Mr. McGuigan also gained experience developing enterprise applications, including HR, finance, claims processing, client billing, and information management in his roles at Medco Health.
•Strategic Planning & Innovation – Acquired through his experience digitalizing large healthcare organizations, including deployment of enterprise digital health strategy for Johnson & Johnson, and positioning companies for a digital health world, including using advanced machine learning models to improve delivery of care and systems reliability, increase capacity, and reduce costs. He further gained experience advising CEO and CIO clients as an Independent Senior Advisor at McKinsey & Co.

Mark W. Ohlendorf
Independent Director
Former President and Chief Financial Officer at Brookdale Senior Living, Inc.

Independent Director Since: 2024 Committees: •Audit & Finance •Compensation & Human Capital
Professional Highlights:
•Brookdale Senior Living Inc. (NYSE: BKD), the largest operator of senior living communities in the United States (2005 – 2016)
◦President and Chief Financial Officer (2015 – 2016)
◦Co-President and Chief Financial Officer (2006 – 2013)
◦Co-President from (2005 – 2006)
•Leading Executive, Alterra Healthcare Corporation, a national assisted living company (2003 – 2005)
◦President and Chief Executive Officer (2024 – 2005)
•Vice President and Chief Financial Officer of VITAS Healthcare Corporation, a leading hospice and palliative care provider (1990 – 1997)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•Board Director, Argentum (formerly the Assisted Living Federation of America), a national association dedicated to supporting companies operating professionally managed senior living communities (2003 – 2016)
◦Chairman (2011 – 2013)
•Board of trustees, Illinois Wesleyan University (2014 – 2023)
◦Audit, Investment, Farm Management, and Academic Affairs Committees
Education:
•B.A., Illinois Wesleyan University

Key Skills and Qualifications:
Mr. Ohlendorf brings 30 years of diverse experience in senior-related healthcare, including decades as a leading executive in senior housing, hospice and skilled nursing companies. He brings to bear his hands-on financial and accounting expertise in overseeing the Company’s capital market management, accounting, auditing, financial reporting, forecasting and internal control and compliance practices.
•Industry / Operations – Developed over a three-decade career as a senior executive in healthcare services companies, including as president and chief executive officer at publicly traded senior living operating company Brookdale Senior Living Inc., and chief financial officer of a leading hospice and palliative care provider, VITAS Healthcare Corporation. Mr. Ohlendorf brings to the Board a unique understanding of executive compensation practices, employee benefits and human capital management regarding the healthcare industry and its workforce.
•Finance / Accounting – Gained extensive knowledge of financial operations acquired through multiple leadership roles focused on financial planning and analysis, corporate accounting, financial reporting, internal controls, and compliance including his service as chief financial officer or chief executive officer in three national healthcare companies. His experience with public markets and public company investor relations contributes to the Board’s oversight of public company communications, especially related to financial results. Mr. Ohlendorf has led multiple public and private market financing transactions involving private equity, public equity, public debt and syndicated bank financing. In addition, he has been involved with numerous merger and acquisition transactions of both private and publicly traded companies.
•Strategic Planning & Innovation – Acquired over decades of managing strategic relationships and leading healthcare companies through financial, strategic and operational changes. While at a Brookdale predecessor company, Mr. Ohlendorf led a financial and operational restructuring that returned the company to economic viability and value creation. In addition, he has worked extensively in the area of asset repositioning and new product development across the senior-care continuum.

Stephan S. Rodgers
Independent Director - Nominee
Former Chief Executive Officer of AccentCare, Inc.

Professional Highlights:
•Chief Executive Officer at Vivo Infusion, a national leader in ambulatory infusion services (since 2024)
•Chief Executive Officer at AccentCare, Inc., a national leader in post acute care services with home health and hospice service lines (2012 – 2025)
•UnitedHealth Group (NYSE: UNH) (1999 – 2012)
◦Chief Executive Officer of OptumHealth Collaborative Care (predecessor to OptumCare), a technology and data-enabled health services company under UnitedHealth Group (2009 – 2012)
◦Executive Vice President, Products & Innovation (2007 – 2009)
◦Chief Marketing Officer - National Accounts (2004 – 2007)
◦Chief Operating Officer, UnitedHealth Networks (1999 – 2004)
•Healthcare and Retiree Insurance Executive at General Electric Company, a global leader in aerospace, renewable energy, and power businesses (1994 – 1999)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•U.S. Army (enlisted 1980 – 1983)
Education:
•B.A., University of California, Berkeley

Key Skills and Qualifications:
Mr. Rodgers brings over 25 years of diverse experience in building companies to scale. His background as a top executive in the home health and hospice industry as well as with a major healthcare payer will contribute unique perspectives to the Board’s oversight of Enhabit’s growth strategies, integration of innovative technologies, development of its workforce, and execution of its long-range plan.
•Industry / Operations and Payer Industry Experience – Developed over a three-decade career as a top executive in health services companies, including as chief executive officer for more than a decade at home health and hospice company AccentCare, with over 250 locations and operations in 31 states. While at AccentCare, he led over 30,000 trained employees and developed AccentCare into a leader in post-acute care services, with revenues of $1.6 billion, giving him firsthand experience in leading a decentralized home health and hospice provider. He also developed and ultimately led the predecessor to OptumCare, which provides health services to over 700,000 individuals annually. He will bring to the Board deep experience with government and private payers as well as strategic thinking at the helm of healthcare companies in analogous service lines.
•Strategic Planning & Innovation – Acquired over decades of leading healthcare companies and managing strategic relationships in the home health, hospice, and adjacent industries and in the payer industry. His experience growing an analogous home health and hospice company and developing administrative and technology services to health care delivery systems will position him to elevate the Board’s oversight of strategic and long-range planning.
•Human Capital Management – Gained through experience leading companies with large and geographically dispersed workforces. As a former chief executive officer in the home health and hospice industry, he will contribute firsthand experience regarding the importance and challenges of recruiting, hiring, and retaining a workforce with varied skills across diverse markets.

Gregory S. Rush
Independent Director
Executive Vice President and Chief Financial Officer, Parexel International Corporation

Independent Director Since: 2022 Committees: •Audit & Finance (Chair) •Compensation & Human Capital
Professional Highlights:
•EVP and CFO at Parexel International Corporation, a global clinical research organization, with nearly 4,000 medical doctors, physician assistants, and nurses (since 2018)
•EVP and CFO at Syneos Health, Inc. (formerly INC Research; acquired by an investment consortium in 2023), a biopharmaceutical services organization (2013 – 2018)
•Tekelec (acquired by Oracle in 2013), a developer of telecommunications products and services
◦SVP and CFO (2010 – 2013)
◦Chief Accounting Officer and Controller (2005 – 2010)
•Senior Director of Finance, External Reporting & Acquisitions at Siebel Systems, Inc. (acquired by Oracle in 2005), a CRM software company (2000 – 2005)
•Corporate Controller at Opensite Technologies, Inc. (acquired by Siebel Systems in 2000), a software solutions company (2000 – 2005)
•Senior Director at Business Analysis and Financial Reporting, Quintiles Transnational Corp. (now IQVIA), analytics, technology, and clinical research healthcare provider (1999 – 2000)
•Senior Manager at PricewaterhouseCoopers LLP, audit & assurance and risk advisory services company (1995 – 1999)
•Manager at Ernst & Young, LLP, a consulting, assurance, tax, and transaction services company (1990 – 1995)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•Chair, Association of Clinical Research Organizations (ACRO), the professional association of companies that include clinical research as a major part of their business (2000 – 2022)
•Co-Founder, Telecommunications Global Financial Networking Group, a forum for telecom executives to share industry best practices and influence financial regulations (2006 – 2013)
Education:
•B.S., University of North Carolina at Chapel Hill
•M.A.C., University of North Carolina at Chapel Hill
•Certified Public Accountant (C.P.A.), North Carolina

Key Skills and Qualifications:
Mr. Rush brings more than 30 years of experience leading global financial operations within clinical research, biopharmaceutical, technology, and professional services organizations. His experience developing innovative financial management strategies, establishing robust capital structures, ensuring effective operations, and fostering leading corporate governance practices provides the Board with valuable insight on financial and operational strategies.
•Finance / Accounting – Developed an extensive knowledge of financial operations, capital market transactions, financial reporting, audit, and public accounting through his experience serving as CFO of public and private companies. Mr. Rush holds credentials as a Certified Public Accountant and began his professional career in public accounting, working in the audit and assurance groups at two of the Big Four international accounting firms and partnering with the national offices of both firms to address highly technical accounting matters. As an executive leader in corporate finance, Mr. Rush developed innovative compensation programs and retention strategies, increasing retention rates of clinical research staff and nurses, contributing to operational performance and significant shareholder value creation. These skills enable him to provide robust oversight of the Company’s financial reporting and audit processes, as well as talent management and retention strategies.
•M&A / Investment Banking – Gained significant global finance experience in public and private company environments, completing over 50 debt and equity financing transactions, including private equity transactions, initial public offerings (IPOs), and secondary offerings in the public markets through his service in corporate finance leadership roles and during his tenure with both public accounting firms. During his service at Tekelec and Siebel, Mr. Rush played a key role overseeing the strategic sale of the companies to Oracle. At INC Research, Mr. Rush led the largest merger in Contract Research Organization (CRO) history at the time, creating the second-largest CRO, valued at over $8 billion. At Parexel, he led the transformation of the company’s capital structure as part of the shareholder value creation strategy, delivering over 2.5x return to shareholders in under four years.
•Technology / Cybersecurity – Acquired through experience overseeing and managing the information technology function as EVP and CFO at Syneos Health and currently at Parexel, where Mr. Rush oversees all IT services, including information security, process automation, data processing improvement, and AI-driven transformation of business processes.

Barry P. Schochet
Independent Director
Healthcare Operating Partner, CIC Partners

Independent Director Since: 2023 Committees: •Audit & Finance •Nominating & Corporate Governance (Chair)
Professional Highlights:
•Healthcare Operating Partner at CIC Partners, private equity investment firm (since 2007)
•President and CEO, BPS Health Ventures, a healthcare consulting and investment firm (2005 – 2017)
•Tenet Healthcare (formerly National Medical Enterprises, NYSE: THC), a multinational healthcare services company
◦Vice Chairman (1999 – 2005)
◦Executive Vice President (1995 – 1999)
◦President, Hospital Division (1991 – 1995)
◦EVP, Eastern Division (1983 – 1991)
◦Regional VP, Eastern Region (1979 – 1983)
•Co-Founder and Director at Broadlane Inc. (acquired by MedAssets in 2010), a group purchasing organization and healthcare cost containment services provider (2000 – 2010)
Current Public Company Boards:
•None
Other Notable Board Memberships and Affiliations:
•Director, BroadJump LLC, a healthcare supply chain analytics company (since 2014)
•Director, Omnicare Inc. (acquired by CVS in 2015), a pharmacy services provider for long-term and post-acute facilities and a specialty pharmacy company (2011 – 2015)
•Director, Universal Hospital Services (now Agiliti, Inc.), medical equipment rental services and biomedical engineering company (2008 – 2019)
•Director (1985 – 2005), Chairman (1994 – 1995; 2000 – 2001), Federation of American Hospitals, a national representative of more than 1,000 community hospitals and health systems
Education:
•B.A., University of Maine
•M.A., George Washington University

Key Skills and Qualifications:
Mr. Schochet is a results-oriented executive with more than 40 years of demonstrated successful leadership experience in the healthcare industry, including domestic and international hospital expertise, government and stakeholder relations, hospital management, and corporate governance, enabling him to advise the Board on critical aspects of Enhabit’s growth strategy and risk management.
•Industry / Operations – Gained through decades-long service in multiple senior leadership roles at Tenet Healthcare, where at various times Mr. Schochet was responsible for all acute care hospital operations, managing legislative affairs, identifying new lines of business, and developing a leading group purchasing organization (GPO) in conjunction with health system partners to lower purchasing costs. He also oversaw the managed care contracting function and the physician practice management organization for Tenet Healthcare.
•M&A / Investment Banking – Acquired over 20 years of experience working in healthcare investing, including his current role as a Healthcare Operating Partner at CIC Partners, a private equity investment firm. As President of the Hospital Division at Tenet Healthcare, Mr. Schochet was responsible for development and was involved in various M&A transactions during the course of building the hospital portfolio, including identification and integration of target acquisitions.
•Public Policy / Governmental Affairs / Regulatory – Developed over more than two decades at Tenet Healthcare and its predecessor National Medical Enterprises, during which he held senior executive positions with oversight responsibilities for government relations, national representation, and legislative affairs.

Board Succession Planning
The Nominating & Corporate Governance Committee oversees and plans for director succession and refreshment of our Board to ensure a mix of skills, perspectives, experience, tenure, and diversity of background that promote and support our long-term strategy. The Board embraces the need for fresh perspectives and is committed to continued director refreshment.
Refreshed Board Leadership
At the time of the Separation, the Company’s Board was composed of (1) the CEO, (2) five new independent directors with no prior connection to Encompass, and (3) five independent directors drawn from the Encompass board of directors (the “Transitional Directors”). The Transitional Directors were anticipated to serve for a limited time as seasoned public company directors with knowledge of governance best practices and the Company’s business operations (the “Transition Plan”).
In connection with our first annual meeting of stockholders in 2023, the Company entered into a cooperation agreement with two shareholders: Cruiser Capital and Harbour Point Capital (the “Cooperation Agreement”). Pursuant to the Cooperation Agreement, the Company appointed Barry Schochet, a nominee of the Cruiser/Harbour group, and Stuart McGuigan, a candidate sourced by a leading independent director search firm, to the Board. In the Company’s public announcement of the Cooperation Agreement, the Company reemphasized its commitment to an orderly transition and announced that at least four Transitional Directors would step down from the Board at or before the 2024 Annual Meeting.
In connection with the 2024 Annual Meeting, and as part of Transition Plan, the Board and committee leadership changed as follows:
•Four Transitional Directors, Leo I. Higdon, Jr., Yvonne M. Curl, John E. Maupin, Jr., and L. Edward Shaw, Jr. did not stand for election;
•Jeffrey W. Bolton was selected to assume the role of Chairperson of the Board;
•Erin P. Hoeflinger assumed the role of Chairperson of the Board’s Compensation & Human Capital Committee;
•Tina L. Brown-Stevenson assumed the role of Chairperson of the Board’s Care, Compliance & Cybersecurity Committee; and
•Barry P. Schochet assumed the role of Chairperson of the Board’s Nominating & Corporate Governance Committee.
Additionally, at our 2024 Annual Meeting, activist hedge fund, AREX Capital Management, LP, nominated seven directors for election in opposition to our Board’s nine director nominations. Mark W. Ohlendorf was the only dissident nominee elected by our stockholders. Mr. Ohlendorf was appointed to our Audit & Finance and Compensation & Human Capital Committees following the 2024 Annual Meeting and has been nominated by the Board to stand for re-election at the 2025 Annual Meeting.
Following the 2024 Annual Meeting, the Board consisted of nine members and maintained a unique balance of experience, tenure, cultural and market knowledge and broad subject matter expertise but desired to add a director with executive leadership and relevant industry experience. Following a robust search, the Board nominated Stephan Rodgers to stand for election at the 2025 Annual Meeting. Mr. Rodgers’ 25 years of executive-level experience in building companies of scale, including in the home health and hospice industry, will give him a unique perspective as our Board oversees management’s execution of our long-term strategies.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE 10 DIRECTOR NOMINEES.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
Appointment of PricewaterhouseCoopers LLP
In accordance with its charter, the Audit & Finance Committee of our Board selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2025 audit period, and with the endorsement of the Board, recommends to our stockholders that they ratify that appointment. The Audit & Finance Committee will reconsider the appointment of PricewaterhouseCoopers LLP for the next audit period if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the 2025 Annual Meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.
The Audit & Finance Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit & Finance Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit & Finance Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit & Finance Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of prior performance, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit & Finance Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit & Finance Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. The Audit & Finance Committee concluded that the ability of PricewaterhouseCoopers LLP to perform services for us is in no way adversely affected by any such investigation or litigation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025 FISCAL YEAR.

Pre-Approval of Principal Accountant Services
The Audit & Finance Committee is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit & Finance Committee’s charter, our Audit & Finance Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit & Finance Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.
The Audit & Finance Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit & Finance Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit & Finance Committee approves services up to a specific amount of fees. The Audit & Finance Committee must then approve, in advance, any services or fees exceeding those pre-approved levels. The Audit & Finance Committee has delegated general pre-approval authority of up to $30,000 to the Audit & Finance Committee chairperson.
Principal Accountant Fees and Services
With respect to the audits for the years ended December 31, 2024 and 2023, the Audit & Finance Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2024 and 2023, the Audit & Finance Committee approved all audit, audit-related, and other fees in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2024 and 2023, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,	For the Year Ended December 31,
(in millions)	2024	2023
Audit fees	$2.1	$2.3
Audit-related fees	—	—
Total audit and audit-related fees	2.1	2.3
Tax fees	—	—
All other fees	—	—
Total fees	$2.1	$2.3

AUDIT COMMITTEE REPORT
The Audit & Finance Committee’s principal purpose is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s internal audit department and independent registered public accounting firm. The Audit & Finance Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.
Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. Management also is responsible to attest, as of December 31, 2024, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.
PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States. Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting and for expressing an opinion on our internal control over financial reporting.
In its oversight role, the Audit & Finance Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. In this context, the Audit & Finance Committee:
•reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2024, and our internal control over financial reporting;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission (the “SEC”); and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit & Finance Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence.
The Audit & Finance Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits and met in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.
The Audit & Finance Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.
Based on the review and discussions described above, the Audit & Finance Committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.
Audit & Finance Committee
Gregory S. Rush (Chairperson)
Jeffrey W. Bolton
Mark W. Ohlendrof
Barry P. Schochet

Proposal 3 – Advisory Vote on Executive Compensation
We seek your advisory vote on our executive compensation programs and ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 49 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices described in this proxy statement.
As described under the heading “Compensation Discussion and Analysis” on page 49, the Company provides annual and long-term compensation programs, as well as other benefit plans, to attract, motivate, and retain the named executive officers and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The Board believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders.
You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 49 for additional details about the Company’s executive compensation programs.
The Board strongly endorses the Company’s executive compensation programs and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for 2024, as discussed and disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure in this proxy statement.”
This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation & Human Capital Committee or the Board. Our Board and its Compensation & Human Capital Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns, and the Compensation & Human Capital Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NEOs AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4 – Approval of The Enhabit, Inc. 2025 Equity and Incentive Compensation Plan
Overview
We are asking stockholders to approve the Enhabit, Inc. 2025 Equity and Incentive Compensation Plan (the “2025 Plan”). The Board is recommending that the Company’s stockholders vote in favor of the 2025 Plan, which will succeed the Enhabit, Inc. 2022 Omnibus Performance Incentive Plan (the “2022 Plan”). The 2022 Plan has shares remaining available for new awards as of the date of this Proxy Statement, but if the 2025 Plan is approved by our stockholders, no further grants will be made under the 2022 Plan. However, outstanding awards under the 2022 Plan will generally continue in effect in accordance with their terms.
The 2025 Plan will continue to afford the Compensation & Human Capital Committee of the Board (the “Compensation Committee”) the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among 2025 Plan participants.
Stockholder approval of the 2025 Plan would constitute approval of 3,300,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), minus any shares of Common Stock subject to awards granted under the 2022 Plan after April 29, 2025 and before the date of the 2025 annual meeting of stockholders (the “Annual Meeting”), to be available for awards under the 2025 Plan, as described below and in the 2025 Plan. Such amount is subject to adjustment, including under the 2025 Plan’s share counting rules. If the 2025 Plan is approved by our stockholders, it will be effective as of the day of the Annual Meeting. If the 2025 Plan is not approved by our stockholders, no awards will be made under the 2025 Plan, and the 2022 Plan will remain in effect in accordance with its terms.
The actual text of the 2025 Plan is attached to this Proxy Statement as Appendix A. The following description of the 2025 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
Why We Believe You Should Vote for This Proposal
The 2025 Plan authorizes the Company to provide cash awards and equity-based compensation in the forms described below for the purpose of providing 2025 Plan participants incentives and rewards for performance and/or service. Some of the key features of the 2025 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2025 Plan is critical to achieving this success. We would be at a significant competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.
As of April 29, 2025, 2,540,307 shares of Common Stock remained available for awards under the 2022 Plan. If the 2025 Plan is not approved, it may be necessary to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better used for other purposes.
The following includes aggregated information regarding our view of the overhang and dilution associated with the 2022 Plan and the potential dilution associated with the 2025 Plan. This information is as of April 29, 2025. As of that date, there were approximately 50,637,417 shares of Common Stock outstanding. As of that date, there were also 317,429 fully vested deferred stock units outstanding, which deferred stock units are excluded from the total outstanding award amounts presented in this proposal, as noted below.

Under the 2022 Plan (as of April 29, 2025)
•Shares subject to outstanding full-value awards (including restricted stock and restricted stock units (“RSUs”), assuming target payout with respect to performance-based awards, but excluding fully vested deferred stock units): 2,988,523 shares of Common Stock (approximately 5.9% of our outstanding shares of Common Stock);
•Shares subject to outstanding stock options: 286,342 shares of Common Stock (approximately 0.6% of our outstanding shares of Common Stock) (outstanding stock options have a weighted average exercise price of $24.44 and a weighted average remaining term of 5.7 years);
•Total shares subject to outstanding awards, as described above (full-value awards and stock options): 3,274,865 shares of Common Stock (approximately 6.5% of our outstanding shares of Common Stock);
•Total shares available for future awards under the 2022 Plan: 2,540,307 shares of Common Stock (approximately 5.0% of our outstanding shares of Common Stock) (however, as noted above, no further grants will be made under the 2022 Plan upon the effective date of the 2025 Plan, so we view the remaining shares of Common Stock available under the 2022 Plan as of April 29, 2025 as “rolling into” the new 2025 Plan based on the design of the new 2025 Plan); and
•In summary, the total number of shares subject to outstanding awards (3,274,865 shares) under the 2022 Plan, plus the total number of shares available for future awards under the 2022 Plan (2,540,307 shares), represents an overhang of 5,815,172 shares (approximately 11.5%) (in other words, the potential dilution of the holders of shares of Common Stock represented by the 2022 Plan).
Under the 2025 Plan (as of April 29, 2025)
•Proposed shares available for awards under the 2025 Plan: 3,300,000 shares, assuming none of the 2,540,307 shares remaining available for awards under the 2022 Plan are granted prior to the effectiveness of the 2025 Plan (approximately 6.5% of our outstanding shares – this percentage reflects the potential simple dilution of the holders of Shares represented by the 2025 Plan if it is approved); and
•The total shares subject to outstanding awards as of April 29, 2025 (3,274,865 shares), plus the proposed shares available for future awards under the 2025 Plan (3,300,000 Shares), represent an approximate total overhang of 6,574,865 shares (approximately 13.0%) under the 2025 Plan.
Based on the closing price on New York Stock Exchange for our shares of Common Stock on April 29, 2025 of $7.96 per share, the aggregate market value as of April 29, 2025 of the 3,300,000 shares requested under the 2025 Plan was $26,268,000.
In fiscal years 2022, 2023 and 2024 we granted awards under the 2022 Plan covering an aggregate of 383,000 shares of Common Stock, 1,235,200 shares of Common Stock, and 1,423,000 shares of Common Stock, respectively (assuming target performance with respect to performance-based awards). Based on our basic weighted average shares of Common Stock outstanding for those fiscal years of approximately 49,700,000, 49,900,000, and 50,200,000, respectively, for the three-fiscal-year period 2022-2024, our average burn rate, not taking into account forfeitures, was approximately 2.03% (our individual years’ burn rates were 0.77% for fiscal 2022, 2.48% for fiscal 2023, and 2.83% for fiscal 2024).
In determining the number of shares to request for approval under the 2025 Plan, our management team worked with the Compensation Committee and Pay Governance to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2025 Plan.
If the 2025 Plan is approved, we intend to utilize the shares authorized under the 2025 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2025 Plan will last for about 2-3 years, based on our historic grant rates and the current share price, but could last for a shorter or longer period of time if actual practice does not match recent rates or our share price changes materially. As noted below, the administrator of the 2025 Plan retains full discretion under the 2025 Plan to determine the number and amount of awards to be granted under the 2025 Plan, subject to the terms of the 2025 Plan, and future benefits that may be received by participants under the 2025 Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this proposal, stockholders should consider all of the information in this proposal.
2025 Plan Highlights
Below are certain highlights of the 2025 Plan. These features of the 2025 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2025 Plan and stockholders’ interests, consistent with sound corporate governance practices:
•Reasonable 2025 Plan Limits. Subject to adjustment as described in the 2025 Plan and the 2025 Plan’s share counting rules, 3,300,000 shares of Common Stock, minus any shares subject to awards granted under the 2022 Plan after April 29, 2025 and prior to the date of the Annual Meeting, will be available for awards under the 2025 Plan, plus the number of shares that are added (or added back, as applicable) to the aggregate number of Shares available under the 2025 Plan pursuant to the share counting rules of the 2025 Plan (as described below). These shares may be either unauthorized but unissued or reacquired shares or any combination thereof.
•No Repricing Without Stockholder Approval. Outside of certain corporate transactions or adjustment events described in the 2025 Plan or in connection with a “change in control” (as defined below), the exercise price of outstanding options or SARs cannot be reduced, nor can “underwater” options or SARs be cancelled in exchange for cash or replaced with other awards or options or SARs with a lower exercise or base price, without stockholder approval under the 2025 Plan. This provision of the 2025 Plan may not be amended without approval by the Company’s stockholders.
•Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in the 2025 Plan, in no event will any non-employee director of the Company in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the grant date as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000. This limit does not apply to distributions of previously deferred compensation under a deferred compensation plan, compensation received in the director’s capacity as an executive officer or employee of the Company, or compensation resulting from non-preferential dividends or dividend equivalents associated with outstanding equity awards.
•Change in Control Definition. The 2025 Plan includes a non-liberal definition of “change in control,” which is described below.
•Exercise Price Limitation. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options or SARs held by awardees of an entity engaging in certain corporate transactions with the Company or any of its subsidiaries, no stock options or SARs will be granted with an exercise price or grant price, as applicable, less than the fair market value of one share of Common Stock on the date of grant.
•No Dividends or Dividend Equivalents on Options or SARs. Stock options and SARs granted under the 2025 Plan will not provide for dividends or dividend equivalents.
Summary of Other Material Terms of the 2025 Plan
The following description summarizes the material terms of the 2025 Plan. You should read carefully the full text of the 2025 Plan, which is set forth in Appendix A.
Administration
The 2025 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2025 Plan. However, at the Board’s discretion, the 2025 Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Compensation Committee under the 2025 Plan. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2025 Plan as permitted by the 2025 Plan and applicable law. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2025 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2025 Plan, and (2) determine the size of such awards. The Committee may not, however, delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Exchange Act.

Eligibility
Any person who is selected by the Committee to receive benefits under the 2025 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2025 Plan. In addition, non-employee directors of the Company and certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided such persons satisfy the Form S-8 definition of “employee”), may also be selected by the Committee to participate in the 2025 Plan. As of April 29, 2025, there were approximately 10,600 total employees of the Company and its subsidiaries, approximately 10 consultants of the Company and its subsidiaries, and 8 non-employee directors of the Company. The basis for participation in the 2025 Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.
Share Counting Under the 2025 Plan
Subject to certain exceptions described in the 2025 Plan, if any award granted under the 2025 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2025 Plan. Additionally, if after April 29, 2025, any shares of Common Stock subject to an award granted under the 2022 Plan are forfeited, or an award granted under the 2022 Plan (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2025 Plan. Further:
•Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option will not be added (or added back, as applicable) to the number of shares of Common Stock available under the 2025 Plan;
•Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to stock options or SARs under the 2025 Plan or the 2022 Plan will not be added back to the aggregate number of shares of Common Stock available under the 2025 Plan;
•Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards other than stock options or SARs under the 2025 Plan or, with respect to withholding occurring after April 29, 2025, under the 2022 Plan, will be added back to the aggregate number of shares of Common Stock available under the 2025 Plan (although such recycling will be limited to 10 years from the date of stockholder approval of the 2025 Plan if the recycling involves shares that have already been issued by the company);
•Shares subject to a stock-settled SAR that are not actually issued in connection with the settlement of such SAR on exercise will not be added (or added back, as applicable) to the number of shares of Common Stock available under the 2025 Plan; and
•Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options will not be added (or added back, as applicable) to the number of shares of Common Stock available under the 2025 Plan.
If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit of shares authorized under the 2025 Plan to the extent permitted by applicable laws and regulations.
Incentive Stock Option Limit
Subject to adjustment as provided in the 2025 Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code will not exceed 3,300,000 shares of Common Stock.
Types of Awards Under the 2025 Plan
Pursuant to the 2025 Plan, the Company may grant cash awards and stock options, SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to the Common Stock.
Generally, each grant of an award under the 2025 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2025 Plan. A brief description of the types of awards which may be granted under the 2025 Plan is set forth below.

Stock Options
A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the 2025 Plan may consist of either an “incentive stock option” as defined in Section 422 of the Code or a non-qualified stock option, or a combination of both. Incentive stock options may only be granted to employees of the Company or certain of its related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in certain corporate transactions with the Company or any of its subsidiaries, stock options must have an exercise price per share of Common Stock that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2025 Plan may not provide for dividends or dividend equivalents.
SARs
The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from the Company an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the fair market value of a share of Common Stock on the date of exercise.
Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or earlier vesting, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.
Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in certain corporate transactions with the Company or any of its subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. SARs granted under the 2025 Plan may not provide for dividends or dividend equivalents.
Restricted Stock
Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any such grant or sale of restricted stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
RSUs
RSUs awarded under the 2025 Plan constitute an agreement by the Company to deliver Common Stock, cash or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock. However, dividend equivalents or other distributions on Common Stock underlying RSUs will be deferred until and paid contingent upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Stock or any combination of the two.
Performance Shares, Performance Units and Cash Incentive Awards
Performance shares, performance units and cash incentive awards may also be granted to participants under the 2025 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock, in restricted stock or RSUs or in any combination thereof.
At the discretion of the Committee, any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Other Awards
Subject to applicable law and applicable share limits under the 2025 Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock; purchase rights for shares of Common Stock; awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee; and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under such an award in the nature of a purchase right granted under the 2025 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2025 Plan. The Committee may also authorize the grant of shares of Common Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2025 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.
Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award upon certain events, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional shares of Common Stock. However, dividend equivalents or other distributions of Common Stock underlying Other Awards will be deferred until and paid contingent upon the earning and vesting of such awards.
Change in Control
The 2025 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award or as otherwise provided in another plan or agreement applicable to a participant, a change in control shall be deemed to have occurred upon the occurrence of any of the following events: (1) any person, entity or group (other than the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries) acquires beneficial ownership of 30% or more of either the then-outstanding shares of Common Stock or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) during any period of up to twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election or nomination for election was approved by a vote of a majority of the incumbent directors as described in the 2025 Plan) cease to constitute at least a majority of the Board; (3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or (4) consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company, as described in the 2025 Plan (subject to certain exceptions).
Management Objectives
The 2025 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as performance objective or objectives established pursuant to the 2025 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards. The definition of “Management Objectives” set forth in the 2025 Plan includes a list of examples of measures (which is not exhaustive) that may be used as management objectives in awards granted under the 2025 Plan.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards
Except as otherwise provided by the Committee, and subject to the terms of the 2025 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2025 Plan will be transferable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2025 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
Under certain circumstances, the Committee may specify on the grant date that part or all of the shares of Common Stock that are subject to certain awards under the 2025 Plan will be subject to further restrictions on transfer.

Adjustments
The Committee will make or provide for such adjustments in: (1) the number and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the 2025 Plan; (2) if applicable, the number and kind of shares of Common Stock covered by Other Awards; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, determines, in good faith, is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2025 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the 2025 Plan and the share limits of the 2025 Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect such transaction or event. Any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of incentive stock options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to so qualify.
Clawback and Recoupment Provisions
Any Evidence of Award may provide for the cancellation or forfeiture of an award or forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto.
The Committee may cancel an award if the participant, while employed by the Company or a subsidiary or within a period which begins on the date of termination of employment and ends on the date which is one year later, engages in any activity which is in direct competition with the Company or solicits other employees or customers of the Company or its subsidiaries in a competitive business venture.
Non-U.S. Participants
In order to facilitate the making of any grant or combination of grants under the 2025 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by the Company or its subsidiary outside of the United States of America or who provide services to the Company or its subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2025 Plan (including sub-plans) (to be considered part of the 2025 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2025 Plan as then in effect unless the 2025 Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

Withholding
To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2025 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in shares of Common Stock, and such participant fails to make arrangements for the payment of taxes, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to the 2025 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.
Effective Date of the 2025 Plan
If approved by the Board and stockholders, the 2025 Plan will become effective on the date of the Annual Meeting. No grants will be made under the 2022 Plan on or after the date on which stockholders approve the 2025 Plan, provided that outstanding awards granted under the 2022 Plan will continue following such date in accordance with their terms.
Amendment and Termination of the 2025 Plan
The Board generally may amend the 2025 Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2025 Plan) (1) would materially increase the benefits accruing to participants under the 2025 Plan, (2) would materially increase the number of securities which may be issued under the 2025 Plan, (3) would materially modify the requirements for participation in the 2025 Plan or (4) must otherwise be approved by the Company’s stockholders in order to comply with applicable law or applicable stock exchange rules, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the 2025 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2025 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code, but subject to the subject to the preceding sentence, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the timing of vesting or exercisability or the time at which the substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when the period of restriction will end, or the time at which cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when a transfer restriction will terminate, in each case as applicable to certain awards granted under the 2025 Plan, or waive any other limitation or requirement under any such award.
The Board may, in its discretion, terminate the 2025 Plan at any time. Termination of the 2025 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2025 Plan on or after the tenth anniversary of the effective date of the 2025 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2025 Plan.
Allowances for Conversion Awards and Assumed Plans
Common Stock (1) subject to awards granted under the 2025 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any of its subsidiaries or (2) available for issuance under a previously-approved plan sponsored by a company that is acquired by, or merges with, the Company or any of its subsidiaries, and which then become available for issuance of awards under the 2025 Plan, will not count against (or be added to) the aggregate share limit or other 2025 Plan limits described above, except as otherwise provided in the 2025 Plan.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2025 Plan based on United States federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2025 Plan participants, is not intended to be complete, does not describe United States federal taxes other than income taxes (such as Medicare and social security taxes), and does not describe tax consequences arising from state or local taxes in the United States or from taxes in any jurisdiction outside the United States.
Tax Consequences to Participants
Restricted stock: The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance shares, performance units and cash incentive awards: No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received on the date that such shares are transferred to the participant under the award.
Nonqualified stock options: In general:
•no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive stock options: No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the amount of cash received and on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.
Registration With the SEC
Following approval of the 2025 Plan by stockholders, the Company intends to file a Registration Statement on Form S-8 (a “Form S-8”) relating to the issuance of shares of Common Stock under the 2025 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after such filing is permitted by applicable law.
New Plan Benefits
No awards will be made under the 2025 Plan until after its effective date. It is generally not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2025 Plan because the grant and actual settlement of awards under the 2025 Plan will be subject to the discretion of the Compensation Committee. However, estimated awards that are anticipated to be made in 2025 to our non-employee directors based on the current non-employee director compensation program are set forth in the table below.

Name	Dollar Value ($)
Named Executive Officer:
Barbara A. Jacobsmeyer, President and Chief Executive Officer	N/A
Ryan T. Solomon, Chief Financial Officer	N/A
Dylan C. Black, General Counsel and Secretary	N/A
Julie D. Jolley, Executive Vice President of Home Health	N/A
Tanya R. Marion, Chief Human Resources Officer	N/A
Crissy B. Carlisle, Former Chief Financial Officer	N/A
Executive Officers as a Group	N/A
Non-Executive Directors as a Group	1,350,000(1)
Non-Executive Officer Employees as a Group	N/A
(1) The amount disclosed is an estimate for all restricted stock units to be issued to nine of our non-employee directors as of the Annual Meeting (assuming all director nominees are elected at the Annual Meeting) based on the current non-employee director compensation program, using the current $150,000 target grant date value per non-employee director for restricted stock unit awards under that program.

Required Vote
Proposal Four, approval of the 2025 Plan, requires approval by holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of votes against the proposal, and broker non-votes, if any, will have no effect on the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ENHABIT, INC. 2025 EQUITY AND INCENTIVE COMPENSATION PLAN.

Equity Compensation Plan Information
The following table sets forth, as of December 31, 2024, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
	(a)(#)	(b)($)	(c)(#)
Equity compensation plans approved by security holders	2,211,353	24.44	3,761,722
Equity compensation plans not approved by security holders	—	—	—
Total	2,211,353	24.44	3,761,722

(1) Includes shares of our common stock to be issued under PSUs outstanding under the Omnibus Plan assuming we meet the target performance goals for the applicable three-year performance period.
(2) Represents the weighted-average exercise price of outstanding stock options only and excludes PSU and RSU awards because those awards do not have an exercise price.
(3) Represents the number of securities available for future issuance under the Omnibus Plan (which permits the grant of many types of awards, including awards other than options, warrants and rights).

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Corporate Governance
Corporate Governance Guidelines
Our Board has developed corporate governance policies and practices in order to help fulfill its responsibilities to stockholders and provide a flexible framework for it to review, evaluate, and oversee the Company’s business operations and management. Our Corporate Governance Guidelines provide, among other things, that each member of the Board will:
•dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;
•comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our Amended and Restated Bylaws (the “Bylaws”);
•comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and
•adhere to our Standards of Business Ethics and Conduct, including the policies on conflicts of interest.
Our Nominating & Corporate Governance Committee oversees and periodically reviews the Guidelines and recommends any proposed changes to the Board for approval.
Code of Ethics
We have adopted the Standards of Business Ethics and Conduct, our “code of ethics,” that applies to all employees, directors, and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The code of ethics covers a variety of matters, such as acting with integrity, compliance with laws, avoiding conflicts of interest, and patient privacy. We disclose any amendments to, or waivers from, the code of ethics for executive officers and directors on our website at https://investors.ehab.com promptly following the date of the amendment or waiver. Upon written request to our corporate secretary, we will also provide a copy of the code of ethics free of charge.
Insider Trading Policy
We have adopted an insider trading compliance policy that governs the purchase, sale, and other transactions of the Company’s securities by our directors, officers, and employees, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards.
Board Oversight of the Company’s Risks
We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks and avoid materially adverse effects on the Company. Our management, including an enterprise risk committee, is responsible for the design and implementation of the enterprise risk management, or ERM, program. The Audit & Finance Committee of the Board, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full Board monitors the ERM program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. Individual committees monitor, by way of regular reports, the material risks that relate to the responsibilities of that committee and report to the Board appropriate information.
Compensation-Related Risks
The Compensation & Human Capital Committee regularly monitors and evaluates our compensation policies and practices to provide appropriate incentives to our employees and align the policies with good governance practices. We design our compensation program with the understanding that while some degree of risk is necessary and appropriate, our compensation program should not encourage excessive or inappropriate risk. Additionally, the Compensation & Human Capital Committee oversees assessment and management of human capital-related risks, such as those involving recruitment, retention, inclusion and diversity, employee engagement, and employment litigation. For further discussion of our human capital management, see Item 1, Business, of the 2024 Form 10-K.
The Compensation & Human Capital Committee annually undertakes a compensation risk assessment to establish whether our compensation program is successfully achieving these objectives while aligning pay with performance. The

2024 review concluded that our compensation program, particularly our cash incentive plans and long-term incentives, appropriately balance risk, pay-for-performance, and the desire to focus executives on specific financial and operational measures. The Compensation & Human Capital Committee believes our program does not encourage unnecessary or excessive risk-taking, nor does it create risks that are reasonably likely to have a material adverse effect on the Company.
Cybersecurity-Related Risks
We take a holistic, multi-layered approach to management and oversight of addressing cybersecurity risks. Our board of directors has ultimate oversight of cybersecurity risk but has delegated to the Care, Compliance, & Cybersecurity Committee focused and pertinent oversight responsibilities as part of our enterprise risk management program. For further discussion of cyber security risk management, see Item 1C, Cybersecurity, of our 2024 Form 10-K.
The Company’s Chief Information Officer, who reports to our Chief Financial Officer, leverages more than a decade of experience in discharging his responsibility for developing and implementing our cybersecurity program. The Chief Information Officer leads a dedicated team of internal IT employees, along with multiple long-term third-party security vendors. Our board of directors, and the Care, Compliance, & Cybersecurity Committee of the board, supports our Chief Information Officer and Chief Information Security Officer by leveraging members’ experience with information technology and management, including information technology strategy and risks associated with cybersecurity matters, as part of its oversight function.
Board Oversight of Priority Sustainability Topics
As one of the largest home health providers in the nation, we recognize our responsibility to identify and implement sustainable practices throughout our operations. Providing high-quality, compassionate care to our patients where they most prefer it–in their homes–is the foundation for our business. Our Board and senior management are focused on implementing policies and practices that uphold our values and support the sustainability of our business, which focuses on how we treat patients, employees and the communities we serve.
Our current sustainability strategy focuses on prioritizing governance, economic, environmental, and social factors that are important to our key stakeholders and tied to the fundamental aspects of our business – our priority sustainability topics.
In 2023, our board and senior management team conducted a sustainability prioritization assessment. The assessment considered guidance from reporting frameworks – including the Sustainability Accounting Standard Board Standards – and input from other stakeholders, including an employee and director survey on various governance, economic, environmental, and social factors. Following our first annual meeting in 2023, our investor relations team engaged in significant stockholder outreach and received feedback from numerous investors on sustainability matters important to them, which was included in our sustainability prioritization assessment. Our priority sustainability topics include (listed alphabetically):
•Board composition, structure, and effectiveness
•Business ethics and company values
•Compliance
•Employee health and safety
•Employee recruitment, development and retention
•Enterprise risk management
•Environment
•Patient privacy and cybersecurity
•Quality of care and patient satisfaction
Our board tasked the Nominating & Corporate Governance Committee with oversight of our priority sustainability topics and ongoing assessment of sustainability factors important to our key stakeholders and tied to the fundamental aspects of our business. The Nominating & Corporate Governance Committee assigned specific Board committees to monitor each sustainability priority, except for “business ethics and company values” which is overseen by the full Board. Committees will report to the Board on their respective topics.

The Nominating & Corporate Governance Committee intends to continually refine the oversight structure for our sustainability priorities and internal reporting framework. The Nominating & Corporate Governance Committee will also review our sustainability priorities with consideration of changes in the industry, feedback from stakeholders and recommendations from reporting frameworks.
Annual Evaluation of the Performance of the Board and Its Committees
On an annual basis, members of our Board complete an evaluation of the performance of the Board as well as each committee on which they serve. The evaluations are intended to assist in determining whether the Board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Guidelines and the committee charters, as applicable. The evaluations provide the members of the Board and its committees with an opportunity to reflect upon and improve processes and effectiveness. Specific questions also elicit feedback on topics reviewed by the Board, including the substance of materials on the subjects, the time dedicated to various topics, and access to management and external advisors. The Board may on occasion obtain the advice and assistance of outside advisors in performing the evaluation, including conducting private interviews to provide for unattributed feedback. Individual committee results are reviewed by the respective committees and all results are reviewed by the Nominating & Corporate Governance Committee which then shares those results and any follow up recommendations with all members of the Board.
Corporate Website
We maintain a “Governance” section on our website at https://investors.ehab.com where you can find copies of our principal governance documents, including:
•Amended and Restated Certificate of Incorporation and Bylaws;
•Charters of each standing committee of the Board;
•Corporate Governance Guidelines;
•Standards of Business Ethics and Conduct;
•Incentive Compensation Recoupment Policy; and
•Insider Trading Policy.

Stockholder Engagement and Communications to Directors
We believe that open dialogue with our stockholders is important, and we have an active engagement program in which we meet regularly with stockholders to discuss our business, strategy, operational initiatives, and corporate governance, as well as other topics of interest to them. Our stockholder engagement efforts allow us to better understand our stockholders’ priorities, perspectives, and concerns, and enable the Company to effectively address issues that matter most to our stockholders. Members of management engage in activities designed to inform and seek stockholder input throughout the fiscal year, including without limitation, quarterly earnings calls, industry presentations and conferences, and analyst meetings. Our Board receives regular reports on feedback given by investors to management.
In addition to these regular conversations with our active investors, following our first annual meeting in June 2023, management and our Investor Relations team has had ongoing engagement with our institutional stockholders. In 2024, following our second annual meeting, we proactively requested stockholder engagement meetings with institutional stockholders representing over 20% of our outstanding stock. A number of productive meetings were held in the fall of 2024 and beginning of 2025 with the CEO, CFO and Chairperson of the Board. The feedback gathered during these conversations helped inform management’s and the Board’s thinking, in particular about compensation, employee engagement, governance and disclosure. We intend to continue a similar level of consistent stockholder engagement and feedback solicitation in 2025.
Stockholders and other parties interested in communicating directly to the Board, any committee, or any non-employee director or group of directors may do so by emailing board@ehab.com or by writing to:

ENHABIT, INC. BOARD OF DIRECTORS 6688 N. CENTRAL EXPWY, SUITE 1300 DALLAS, TEXAS 75206 ATTENTION: [Addressee*] c/o General Counsel

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.
All electronic and written communications will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Correspondence appropriately directed to the Board that is not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee(s). In the case of communications to the Board or any group or committee of directors, sufficient copies of the contents will be made for all of the addressees.

Board Structure and Committees
Board Structure and Meetings
Our business, property, and affairs are managed under the direction of our Board. Our Corporate Governance Guidelines provide for an independent director to serve as the non-executive chairperson of the Board, who sets the agenda for and presides over Board meetings, coordinates the work of the committees of our Board, oversees the distribution of materials to members of the Board and performs other duties delegated to the chairperson by the Board. The non-executive chairperson also presides over independent sessions generally held at each Board meeting. The Board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the Board’s monitoring and evaluation functions. Members of the Board are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
The Board has the four standing committees set out in the table below. Each Board committee is led by a different independent chairperson, and all members of our Board committees are independent directors. Each committee is governed by a charter and reports its actions and recommendations to the full Board. Each committee has the authority to retain, at the expense of the Company, outside advisors, including consultants and legal and accounting advisors. The following table shows the membership of each Board committee prior to the 2024 Annual Meeting of Stockholders on July 25, 2024.

Director	Audit & Finance	Compensation & Human Capital	Care, Compliance & Cybersecurity	Nominating & Corporate Governance
Jeffrey W. Bolton	X			Chair
Tina L. Brown-Stevenson			X	X
Yvonne M. Curl*		X		X
Charles M. Elson	X			X
Leo I. Higdon, Jr.*	X
Erin P. Hoeflinger		X	X
Susan A. La Monica*		Chair
John E. Maupin, Jr.*	X		Chair
Stuart M. McGuigan			X	X
Gregory S. Rush	Chair
Barry P. Schochet			X	X
L. Edward Shaw, Jr.*		X		X
*Departed the Board following the 2024 Annual Meeting of Stockholders.
The following table shows the membership of each Board committee following the 2024 Annual Meeting of Stockholders on July 25, 2024.

Director	Audit & Finance	Compensation & Human Capital	Care, Compliance & Cybersecurity	Nominating & Corporate Governance
Jeffrey W. Bolton	X			X
Tina L. Brown-Stevenson			Chair	X
Charles M. Elson			X	X
Erin P. Hoeflinger		Chair	X
Stuart M. McGuigan		X	X
Mark W. Ohlendorf**	X	X
Gregory S. Rush	Chair	X
Barry P. Schochet	X			Chair
**Joined the Board following the 2024 Annual Meeting of Stockholders.

The Board and each committee met the following number of times during 2024. All directors attended more than 90% of Board meetings and 90% of all committee meetings.

	Board	Audit & Finance	Compensation & Human Capital	Care, Compliance & Cybersecurity	Nominating & Corporate Governance
Meetings	20	10	6	5	7
Audit & Finance Committee
The Audit & Finance Committee’s purpose, per the terms of its charter, is to assist the Board in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, and internal control and compliance practices of the Company. The specific responsibilities of the Audit & Finance Committee are, among others, to:
•assist the Board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;
•appoint, compensate, replace, retain, and oversee the work of our independent auditor;
•at least annually, review a report by our independent auditor regarding the Company’s internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;
•review and evaluate our quarterly and annual financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of our internal control over financial reporting;
•review and discuss capital structure and management of debt;
•discuss with management earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies;
•discuss policies with respect to risk assessment and risk management, and review the Company’s insurance policies; and
•appoint and oversee the activities of our Vice President of Internal Audit, who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting.
The Board has also determined that each Audit & Finance Committee member is “financially literate” as defined by NYSE and has accounting or related financial management expertise, and that Mr. Rush is an audit committee “financial expert” as defined by the SEC.
Compensation & Human Capital Committee
The Compensation & Human Capital Committee’s purpose and objectives are to attract and retain high-quality personnel to better ensure the long-term success of the Company and the creation of long-term shareholder value. Accordingly, this committee oversees our compensation and employee benefit objectives, plans, and policies and approves, or recommends to the independent members of the Board for approval, the individual compensation of our executive officers. This committee also reviews our human capital strategy and management activities, such as employee and management recruiting, retention and development initiatives.
The specific responsibilities of this committee are, among others, to:
•review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans, and equity-based plans and administer those plans as may be required;
•review and approve (or recommend to the Board in the case of the chief executive officer) goals and objectives relevant to the compensation of the executive officers and evaluate their performances in light of those goals and objectives;
•determine and approve (together with the other independent directors in the case of the chief executive officer) the compensation levels for the executive officers;

•review and discuss with management the Compensation Discussion and Analysis and recommend inclusion thereof in our annual report or proxy statement;
•review and approve (or recommend to the Board in the case of the chief executive officer) employment arrangements, severance arrangements, and termination arrangements and change in control arrangements to be made with any executive officer;
•oversee long-term succession plans for senior management;
•review at least annually material compensation and human capital related risk exposures as well as management’s efforts to monitor and mitigate those exposures; and
•review and recommend to the Board compensation for the non-employee members of the Board.
Care, Compliance & Cybersecurity Committee
The Care, Compliance & Cybersecurity Committee’s function is to assist our Board in fulfilling its fiduciary responsibilities relating to our regulatory compliance and cyber risk management activities and to oversee the delivery of high quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients. The specific responsibilities of the Care, Compliance & Cybersecurity Committee are, among others, to:
•ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;
•appoint and oversee the activities of a chief compliance officer and compliance office with responsibility for developing and implementing our regulatory compliance program;
•oversee the cyber risk management program designed to monitor, mitigate and respond to cyber risks, threats, and incidents, and review periodic reports from the chief information officer, including developments in cyber threat environment and cyber risk mitigation efforts; and
•review periodic reports from the chief compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year.
Nominating & Corporate Governance Committee
The purposes and objectives of the Nominating & Corporate Governance Committee are to assist our Board in fulfilling its governance duties and responsibilities to our stockholders. Specific responsibilities include, among others, to:
•oversee the emergency succession plans for the chief executive officer;
•recommend nominees for Board membership to be submitted for stockholder vote at each annual meeting, and to recommend to the Board candidates to fill vacancies on the Board and newly-created positions on the Board;
•review and make recommendations on the size and composition of the Board and assist the Board in determining the appropriate characteristics, skills and experience for the individual directors and the Board as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become Board members;
•evaluate annually and make recommendations to the Board regarding the composition of each standing committee of the Board, the policy with respect to rotation of committee memberships and chairs, and the functioning of the committees;
•review the suitability for each Board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;
•assist the Board in considering whether a transaction between a Board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any Board member and conduct a prior review of any such transaction; and
•develop Corporate Governance Guidelines that are consistent with applicable laws and listing standards, periodically review those guidelines, and recommend to the Board any changes the committee deems necessary or advisable.

Director Nomination Process
Criteria for Board Members
In evaluating the suitability of individual candidates and nominees, the Nominating & Corporate Governance Committee and our Board consider relevant factors, including, but not limited to: a general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, diversity of skills, perspectives and experiences, character, and whether the candidate would satisfy the independence standards of NYSE. The Nominating & Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to the Board:
•Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.
•Accountability: Candidates should be willing to be accountable for their decisions as directors.
•Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.
•Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging, and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality.
•High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.
•Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their Board responsibilities.
•Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating financial performance.
•Courage: Candidates should possess the courage to express views openly, even in the face of opposition.
Process for Identifying and Evaluating Candidates
The Nominating & Corporate Governance Committee has two primary methods for identifying director nominees. First, on a periodic basis, the committee solicits ideas for possible candidates from members of the Board and senior level executives. Second, the committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates. The Board has an ongoing engagement with a nationally recognized director search firm to continue to identify and provide consideration for a diverse pool of director candidates to add to the Board.
The Nominating & Corporate Governance Committee considers all candidates duly-identified and will evaluate each of them based on the same criteria. The Nominating & Corporate Governance Committee’s process includes meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating & Corporate Governance Committee, other members of the Board and senior management. The committee emphasizes creating a pool of candidates diverse in race, gender and ethnicity. The candidates recommended for the Board’s consideration will be those individuals from that pool who the Nominating & Corporate Governance Committee believes will create a Board that is, as a whole, strong in its collective knowledge of, and diverse in skills, perspectives, and experience, including with respect to: (1) industry and operations, (2) public company board and governance, (3) strategic planning and innovation, (4) payer industry experience, (5) sales, marketing and digital branding, (6), finance and accounting, (7) mergers and acquisitions and investment banking, (8) compliance and risk management, (9) human capital management, (10) information technology and cybersecurity, and (11) public policy, governmental affairs and regulatory.
Director Candidates Recommended by Stockholders
The Nominating & Corporate Governance Committee also considers written recommendations from stockholders for director candidates. The committee does not have a formal policy regarding the consideration of director nominees recommended by stockholders and assesses candidates in the same manner regardless of how the candidate was identified or recommended. The committee takes into consideration the needs of the Board and the qualifications of the candidates and recommended candidates are evaluated against the criteria described above (see “Process for Identifying and Evaluating Candidates”). Stockholders wishing to have the Nominating & Corporate Governance Committee consider a recommended candidate should submit the candidate’s name and pertinent background information by mail or courier service and addressed to Enhabit, Inc., 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206, Attention: Corporate Secretary.
Stockholders who wish to formally nominate director candidates for election to our Board should follow the procedures set forth in our Amended and Restated Certificate of Incorporation and Bylaws.
Our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the Board. This reimbursement right is subject to conditions including the board’s determination that reimbursement is consistent with its fiduciary duties. We will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our Board if the conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation (in each case, only such costs, fees, and expenses that are reasonably incurred by a nominating stockholder). If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his or her election to the total votes cast. For additional detail including the conditions to which any potential reimbursement is subject, please read Section 3.4(c) of our Bylaws which can be found in the “Governance” section of our website at https://investors.ehab.com.
Director Independence
The NYSE listing standards require that the Company have a majority of independent directors and provide that no director will qualify as “independent” for these purposes unless the Board affirmatively determines that the director has no material relationship with the Company. Additionally, the listing standards set forth a list of relationships and transactions that would prevent a finding of independence if a director or an immediate family member of that director were a party. Other than Ms. Jacobsmeyer, our President and CEO, the Board is entirely independent.
On an annual basis, the Board undertakes a review of the independence of the directors. In accordance with the NYSE listing standards, we do not consider a director to be independent unless the Board determines (1) the director meets all NYSE independence requirements and (2) the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Members of the Audit & Finance, Compensation & Human Capital, and Nominating & Corporate Governance Committees must also meet applicable independence tests of the NYSE and the SEC. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of, among other topics: any transactions or relationships between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, our independent registered public accounting firm or any advisors to the Compensation & Human Capital Committee; any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates; and any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers.
Our Board has determined that all nine of our non-employee director nominees are independent in accordance with our Corporate Governance Guidelines and the NYSE listing standards. All of the members of the Audit & Finance, Compensation & Human Capital, Nominating & Corporate Governance, and Care, Compliance & Cybersecurity Committees satisfy those independence tests.

Compensation of Directors
Pursuant to its charter, the Compensation & Human Capital Committee evaluates the compensation of our non‑employee directors, including the respective chairperson fees, and recommends any changes it deems advisable to the Board, which is responsible for adopting the final form and amount of non-employee director compensation. As part of its annual review, the Compensation & Human Capital Committee receives comparative peer and industry data and recommendations from its independent compensation consultant, Pay Governance.
In 2024, we provided the following compensation to our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	All Other Compensation ($)	Total ($)
Leo I. Higdon, Jr., Chairperson (until 7/25/2024)(1)	84,783	—	—	84,783
Jeffrey W. Bolton, Chairperson (since 7/25/2024)(3)	111,792	150,008	—	261,800
Tina L. Brown-Stevenson	84,777	150,008	—	234,785
Yvonne M. Curl(1)	49,369	—	—	49,369
Charles M. Elson(3)	78,668	150,008	—	228,676
Erin P. Hoeflinger(3)	83,598	150,008	—	233,606
Susan A. La Monica(1)	46,732	—	—	46,732
John E. Maupin, Jr.(1)	47,625	—	—	47,625
Stuart M. McGuigan(3)	74,918	150,008	—	224,926
Mark W. Ohlendorf (2)(3)	32,527	150,008	—	182,535
Gregory S. Rush(3)	99,911	150,008	—	249,919
Barry P. Schochet(3)	83,598	150,008	—	233,606
L. Edward Shaw, Jr.(1)	49,369	—	—	49,369
(1)Departed the Board at the 2024 Annual Meeting of Stockholders on July 25, 2024.
(2)Joined the Board at the 2024 Annual Meeting of Stockholders on July 25, 2024.
(3)Fees earned include amounts paid in deferred stock units under the Director Deferred Compensation Plan. Messrs. Bolton; Elson; McGuigan; Ohlendorf; Rush; and Schochet and Ms. Hoeflinger received 5,267; 2,633; 2,633; 2,633; 3,511; 3,336; 3,336 deferred stock units, respectively, in lieu of fourth quarter 2024 cash compensation.
(4)Each non-employee director elected at the 2024 Annual Meetings of Stockholders received awards of restricted stock units, or RSUs, with a grant date fair value computed in accordance Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The number of Enhabit RSUs granted was calculated by dividing the target value by the closing trading price of Enhabit common stock on the NYSE on the date of grant.

Ms. Jacobsmeyer received no additional compensation for serving on the Board.
In 2024, the Company granted each non-employee director who was elected as a director at the Annual Meeting of Stockholders, an RSU award with a targeted value of $150,000 as annual equity compensation. The annual equity grant vested upon grant and will be settled in shares of our common stock following the director’s departure from the Board. It is expected that each non-employee member of the Board will receive a similar annual grant of RSUs valued at $150,000 in 2025.
In 2024, our non-employee directors received an annual base cash retainer of $75,000. We also paid the following chairperson fees to compensate for the enhanced responsibilities and time commitments associated with those positions:

Chairperson Position	Chairperson Fees(1) ($)
Chairman of the Board	75,000
Audit & Finance Committee	25,000
Compensation & Human Capital Committee	20,000
Care, Compliance & Cybersecurity Committee	15,000
Nominating & Corporate Governance Committee	20,000
(1) Chairperson fees are prorated if there is a change during the year.
The annual base cash retainer and chairperson fees are paid quarterly and prorated for partial years of service.

The Board adopted the Enhabit, Inc. Director Deferred Compensation Plan in October 2024. The Director Deferred Compensation Plan allows directors to elect to (1) receive Enhabit common stock in lieu of retainer or committee fees or other cash compensation and (2) defer receipt of such common stock in the form of deferred stock units (or DSUs). The number of shares issued to a director who elects to receive shares of Enhabit common stock in lieu of cash compensation is calculated by dividing the dollar value of the cash compensation that otherwise would have been paid to such director on a particular date by the closing price of the Company's common stock on the trading day immediately prior to such date.

COMPENSATION & HUMAN CAPITAL COMMITTEE MATTERS
Compensation Committee Interlocks and Insider Participation
No member of our Compensation & Human Capital Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our Board or Compensation & Human Capital Committee.
During 2024 the following directors served on our Compensation & Human Capital Committee: Yvonne M. Curl, Erin P. Hoeflinger, Susan A. La Monica and L. Edward Shaw, Jr., Mmes. Curl and La Monica and Mr. Shaw served the Company until the 2024 Annual Meeting of Stockholders and Messrs. McGuigan, Ohlendorf and Rush joined the Compensation & Human Capital Committee thereafter.
Compensation & Human Capital Committee Report

The Compensation & Human Capital Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation & Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company’s proxy statement for its 2025 Annual Meeting of Stockholders.
Compensation & Human Capital Committee
Erin P. Hoeflinger (Chairperson)
Stuart M. McGuigan
Mark W. Ohlendorf
Gregory S. Rush

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives, principles and components of the material elements of the Company’s executive compensation program and describes the 2024 compensation for our Named Executive Officers (“NEOs”). Our NEOs for 2024 are:

Name	Title
Barbara A. Jacobsmeyer	President and Chief Executive Officer
Ryan T. Solomon(1)	Chief Financial Officer
Dylan C. Black	General Counsel and Secretary
Julie D. Jolley	Executive Vice President of Home Health
Tanya R. Marion	Chief Human Resources Officer
Crissy B. Carlisle(1)	Former Chief Financial Officer
(1) In December 2024, Ms. Carlisle departed from the Company, and Mr. Solomon joined as Chief Financial Officer.
The Company completed its first full year operating as a standalone public company in 2023, following its Separation from Encompass in July 2022. Prior to the Separation, the compensation structure for senior management was determined under the compensation philosophy, programs, and practices of Encompass and by Encompass’ compensation committee. Following the Separation, the Company’s Compensation & Human Capital Committee (the “Compensation Committee”), in consultation with its independent advisors and management, reviewed and subsequently revised historical programs and practices to better align with the Company’s market capitalization, capital structure, revenues, industry, employee population and goals as a standalone entity. The Compensation Committee has focused on performance goals and metrics in the senior management bonus plan and the long-term equity incentive plan and peer alignment in the overall compensation program.
Executive Summary
2024 Operational Achievements:
•Grew the percentage of home health visits in our Payer Innovation contracts throughout 2024; ending the year with 48% of non-Medicare visits in Payer Innovation contracts, up from 22% in fourth quarter of 2023.
•Stabilized Medicare fee-for-service admissions as a percentage of overall home health admission; Medicare fee-for-service admissions were 44% of total home health admissions in the last three quarters of 2024.
•Grew hospice census steadily throughout 2024 with the use of the case management model; average daily census increased sequentially every month in 2024 (beginning January with 3,433 and ending December with 3,729).
•Opened six de novo locations; five hospice and one home health. Additional locations were pending regulatory approval at the end of 2024.
•Delivered high-quality outcomes for our patients. Our 30-day hospital readmission rate was 20.0% better than the national average, and our hospice visits in the last days of life were 41.6% better than the national average.
2024 Financial Performance:
•2024 consolidated net revenue of $1,034.8 million.
•2024 Adjusted EBITDA of $100.1 million. Adjusted EBITDA improved 2.6% year over year.
•Reduced debt by $40.0 million, including $20.0 million in voluntary debt payments.

2024 Quality of Care Performance:
•Exceeded all of our key quality of care performance metrics:
•60-Day Home Health Acute Care Hospitalization Rate
•Hospice Revocation Rate
•Home Health Patient and Family Experience
•Hospice Patient and Family Experience
2024 Incentive Compensation Plan Outcomes
•Based on achievement of our quality of care performance, our Senior Management Bonus Plan (“SMBP”), which is our short-term annual performance plan, paid out at 25% of target.
Executive Compensation Philosophy
The Company’s people strategy is to win the talent war by attracting, rewarding and investing at all levels in our organization, including our executive officers. Our 2024 compensation program philosophy builds off this strategy by:
•providing a competitive rewards program for senior management that aligns management’s interests with those of the Company’s long-term stockholders;
•aligning compensation with corporate, regional and business unit outcomes by recognizing performance with appropriate levels and forms of awards;
•establishing financial and operational goals to drive strong financial and quality of care performance over time; and
•placing 100% of annual cash incentives and a majority of equity incentive awards at risk by directly linking those incentive payments and awards to the Company’s performance.
We believe this philosophy enables us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value. The Compensation Committee, in consultation with its independent advisors and management, designed the compensation philosophy and programs for 2024 to align with the Company’s objectives.

Compensation Best Practices
To ensure the Company has strong corporate governance as well as balanced risk mitigation, we have adopted the following best practices related to executive compensation:

What We Do		What We Don’t Do
✓	Emphasis on performance-based variable compensation	✓	No perquisites for executive officers
✓	Majority of long-term incentive awards are performance-based	✓	No “single-trigger” vesting for equity awards in the event of a change in control
✓	Short-term incentive plan includes both financial and quality of care metrics	✓	No hedging or pledging of Company stock
✓	Robust stock ownership requirements for officers and directors	✓	No tax gross-ups on termination payments related to a change in control
✓	Conduct annual review of our compensation peer group and competitiveness of executive compensation	✓	No dividends paid on unvested equity awards
✓	Cash severance provisions aligned with market practices	✓	No defined benefit pension plans for executives
✓	“Double-trigger” vesting for equity awards in the event of a change in control	✓	No option repricing
✓	Capped incentive payouts in performance plans
✓	Dodd-Frank compliant clawback policy, plus a supplemental policy that permits recoupment in the event of certain misconduct (even in the absence of a financial restatement) and requires reimbursement of incentive compensation paid (including time-based and performance-based awards)
✓	Compensation Committee comprised solely of independent directors
✓	Proactive stockholder engagement
✓	Independent compensation consultant
Say-on-Pay Vote
The annual say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program, and our Compensation Committee takes the result of this vote into account when determining the compensation of the Company’s executive officers. At our 2024 Annual Meeting of Stockholders, our stockholders approved our say-on-pay proposal, with over 88% of shares voting (excluding broker non-votes) to approve.

Target Pay Opportunities for NEOs
The Company’s executive compensation program is designed to provide a strong correlation between pay and performance. “Pay” refers to the value of an executive’s target total direct compensation, or “TDC,” calculated as follows:

Base Salary	+	Target Cash Annual Incentives	+	Target Long-Term Equity Incentives	=	Target Total Direct Compensation

NEO Target Total Direct Compensation for 2024
Named Executive Officer	Base Salary ($)	Target Annual Cash Incentive ($)	Target Long-Term Equity Incentive ($)	Target Total Direct Compensation ($)
Barbara A. Jacobsmeyer	850,000	892,500	2,677,501	4,420,001
Ryan T. Solomon(1)	500,000	350,000	625,000	1,475,000
Dylan C. Black	350,002	245,000	350,000	945,002
Julie D. Jolley	390,000	273,000	390,000	1,053,000
Tanya R. Marion	350,002	245,001	350,002	945,005
Crissy B. Carlisle(1)	400,001	280,000	500,001	1,180,002
(1) In December 2024, Ms. Carlisle departed from the Company, and Mr. Solomon joined as Chief Financial Officer.
In 2024, all cash incentive target amounts and a substantial portion of NEO equity award values were dependent on performance measured against predetermined objectives approved by the Compensation Committee. The charts below reflect: (1) the portion of our NEOs’ 2024 target TDC that is performance-based and (2) the time frame (i.e., annual vs. long-term) for our NEOs to realize value under our various TDC components. While Mr. Solomon joined the Company in December 2024, his TDC compensation targets are included in this presentation since his TDC was established in 2024. See the 2024 Summary Compensation Table for further information.

President & Chief Executive Officer (Jacobsmeyer)
	57% Performance-Based

Base Salary	Annual Cash Incentive	PSU	RSU
19%	20%	37%	24%

		61% Long-Term

Average for Other NEOs
	49% Performance-Based

Base Salary	Annual Cash Incentive	PSU	RSU
35%	25%	24%	16%

		40% Long-Term
Determination of Compensation
Compensation Objectives
The Compensation Committee’s objectives are to provide competitive compensation programs to attract and retain executive talent necessary to achieve the Company’s strategic objectives and to ensure incentive plan (annual and long-term) outcomes are aligned with Company performance. Executives may achieve above-target compensation for exceptional performance relative to target performance goals and below-target levels of compensation for performance that does not meet our objectives.
Use of Compensation Consultants
The Compensation Committee engaged Pay Governance as its independent executive compensation consultant. The Company’s management separately engaged Mercer (US) Inc. (“Mercer”) to provide data and analysis on competitive executive and non-executive compensation practices. Mercer data on executive compensation practices was provided to the Compensation Committee, subject to review by, and input from, Pay Governance.

Assessment of Competitive Compensation Practices
To maintain a market-competitive program, the Compensation Committee reviewed compensation data from the surveys noted below as well as proxy-reported data from the compensation peer group.

Compensation Survey Sources
s	Mercer Benchmark Database	s	Mercer Integrated Health Networks
For the purposes of setting 2024 compensation, our Company’s compensation peer group, as reviewed and approved by the Compensation Committee, included the following 16 companies:

2024 Compensation Peer Group
s	Addus HomeCare Corporation	s	InnovAge Holding Corp.	s	Premier, Inc.
s	Amedisys, Inc.	s	LifeStance Health Group, Inc.	s	The Ensign Group, Inc.
s	American Oncology Network, Inc.	s	ModivCare, Inc.	s	The Pennant Group, Inc.
s	Aveanna Healthcare Holdings, Inc.	s	National HealthCare Corporation	s	U.S. Physical Therapy, Inc.
s	Cross Country Healthcare, Inc.	s	P3 Health Partners Inc.
s	DocGo Inc.	s	Pediatrix Medical Group, Inc.
The Compensation Committee’s goal in selecting its compensation peer group is to create a comparison group that acts as an appropriate frame of reference for compensation market comparisons. The Compensation Committee selected the 2024 compensation peer group using the following criteria as a guide:
•Company Type / Geography: publicly-traded on a major U.S. exchange and headquartered in the U.S.
•Primary Industry: healthcare services or health care facilities with a focus on companies providing home health, hospice, personal care and nursing/physician staffing/services
•Revenues: approximately 0.4 to 2.5 times Enhabit’s revenue
•Market Capitalization: less than 4.0 times Enhabit’s market capitalization
•Numerous Qualitative Factors: examples include number of employees, competitor for talent, proxy advisor-defined peers, and operating geography.
The Compensation Committee revised the compensation peer group for 2024 compensation to align more closely with peer median revenue. Specifically, AMN Healthcare Services, Inc., Surgery Partners, Inc., and Chemed Corporation were removed and America Oncology Network, Inc., DocGo Inc., LifeStance Health Group, Inc., P3 Health Partners Inc., and U.S. Physical Therapy, Inc. have been added. Additionally, LHC Group, Inc. and Signify Health, Inc. were removed due to acquisition.
The Compensation Committee considered a number of factors in determining the base salaries, annual incentive opportunities, and long-term incentive awards of our NEOs for 2024, including the executive’s experience and role in executing day-to-day responsibilities along with executing longer-term standalone public company strategic goals, internal equity within executive management, and the executive’s performance. The Compensation Committee also reviewed competitive data from the aforementioned sources related to base salary levels, annual incentives, and long-term incentives for each executive and the NEO group as a whole. For 2024 compensation, the Compensation Committee reviewed total direct compensation opportunities at the 25th, 50th and 75th percentiles of the survey data and the compensation peer group data (“market data”) and established target total direct compensation that was within a competitive range of the market median.
The Compensation Committee, with input from its advisor, recognizes the competitive market data changes from year to year and places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Compensation Committee views compensation 15% above or below the 50th percentile to be within a competitive range given year to year variability in the data.

Elements of Executive Compensation
The primary elements of our executive compensation program are:

Base Salary	+	Annual Cash Incentives	+	Long-Term Equity Incentives

Component	Purpose
Base Salary	Provide our executives with a competitive level of fixed pay.
Annual Cash Incentives	Intended to drive Company performance during the applicable year.
Long-Term Equity Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders’ interests over a multiyear period.
Health and Welfare Benefits	Provide our executives with programs that promote health and financial security, which all eligible employees receive.
Base Salary
We provide officers and other employees with base salaries to compensate them with a competitive level of fixed pay. The Compensation Committee reviews base salaries annually for its executive officers. The Compensation Committee considered market data, each individual’s experience and responsibilities, achievement of performance objectives, internal equity, and recommendations provided by the CEO for her direct reports. Base salaries for our NEOs did not increase in 2023 or 2024.

Named Executive Officer	Annual Base Salary Rates as of December 31, 2024 ($)
Barbara A. Jacobsmeyer	850,000
Ryan T. Solomon	500,000
Dylan C. Black	350,002
Julie D. Jolley	390,000
Tanya R. Marion	350,002
Crissy B. Carlisle	400,001
Annual Incentives
Establishing the Target Annual Incentive Opportunity
Our 2024 SMBP was designed to incentivize and reward our NEOs and others for annual performance as measured against predetermined quantitative metrics intended to improve company performance and create value for our stockholders. Under the SMBP, a target annual incentive opportunity, expressed as a percentage of base salary, is determined for each participant.

Named Executive Officer	Base Salary ($)	Target Incentive Opportunity (%)	Target Cash Annual Incentive ($)
Barbara A. Jacobsmeyer	850,000	105%	892,500
Ryan T. Solomon	500,000	70%	350,000
Dylan C. Black	350,002	70%	245,001
Julie D. Jolley	390,000	70%	273,000
Tanya R. Marion	350,002	70%	245,001
Crissy B. Carlisle	400,001	70%	280,001

Plan Metrics and Goals
For 2024, the Compensation Committee approved two quantitative metrics: Adjusted EBITDA to focus on financial performance and a “Quality Scorecard” comprised of four sub-metrics to focus on quality-of-care operational performance. The Compensation Committee then assigned weightings (as a percentage of total annual incentive opportunity) to the metrics and sub-metrics. The tables below set forth the quantitative metrics, goals and weightings under the 2024 SMBP, which were the same for all our NEOs.
To reward exceptional company performance, the NEOs have the opportunity to receive a maximum payout (200% of target) in the event results reach a predetermined level of high performance for each metric. Conversely, if results are less than threshold (50% of target) for a metric, then no payout is awarded for such metric. Additionally, to stress the importance of financial performance in 2024, the Compensation Committee added a payout qualifier to the Quality Scorecard metric: target Adjusted EBITDA must be achieved in order to get a maximum (200%) Quality Scorecard payout, otherwise the maximum Quality Scorecard payout is lowered to 150% of target.

2024 SMBP Metrics and Weightings
Financial: Adjusted EBITDA	80%
Quality Scorecard	20%

Goals and Payout Opportunities: Adjusted EBITDA
Target 100%	Maximum 200%
$103.5 million	$113.9 million

Goals and Payout Opportunities: Quality Scorecard
Quality Scorecard Sub-Metrics	Weight	Target 100%	Maximum 200%
60-Day Home Health Acute Care Hospitalization Rate NQF #0171	25%	14.1%	13.8%
Hospice Revocation Rate	25%	6.3%	5.8%
Home Health Patient and Family Experience	25%	81.2%	81.4%
Hospice Patient and Family Experience	25%	86.2%	86.4%
It is important to note the following:
•With our current quality performance at or above national averages for many key quality performance metrics, the difficulty of achieving improved basis point changes in our quality sub-metrics explains the narrow spread between the threshold and maximum targets.
•Performance metrics can be achieved independently of each other.
•As results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.

Assessing and Rewarding 2024 Achievement of Goals
After the close of the year, the Compensation Committee assessed performance against the quantitative goals for each metric to determine a weighted average, or the percentage of each NEO’s target incentive that had been achieved. Since target Adjusted EBITDA was not achieved, the Quality Scorecard metric payout was limited to 150% of target despite achieving a performance level of 200%. Additionally, considering the Company’s overall financial performance, the Compensation Committee used negative discretion to further reduce the SMBP payout by 5% (from a formulaic payout of 30% down to a final payout of 25%). The 2024 awards were paid in shares of Company common stock in early 2025 upon approval of the performance results by the Compensation Committee. The results of 2024 SMBP are as follows:

2024 Adjusted EBITDA Results
Actual Performance	% of Target Achievement
$100.1 million	Below Threshold

2024 Quality Scorecard Results
Metric	Weight	Actual Performance	% of Target Achievement	Weighted Metric Achievement
60-Day Home Health Acute Care Hospitalization Rate NQF #0171	25.0%	13.7%	200.0%	50.0%
Hospice Revocation Rate	25.0%	5.5%	200.0%	50.0%
Home Health Patient and Family Experience	25.0%	81.4%	200.0%	50.0%
Hospice Patient and Family Experience	25.0%	87.1%	200.0%	50.0%
				200.0%
Quality Scorecard Payout Qualifier Reduction to 150%				150.0%

2024 SMBP Result
Metric	Weight	% of Target Metric Achievement	Weighted Achievement
Adjusted EBITDA	80.0%	—%	—%

Quality Scorecard	20.0%	150.0%	30.0%
			30.0%
Compensation Committee Negative Discretion Reduction			(5.0)%
			25.0%

2024 SMBP - Amounts Earned
Named Executive Officer	Base Salary ($)	Target Annual Incentive Opportunity (%)	Target Annual Incentive ($)	Amount of 2024 SMBP Earned (25%)(2) ($)
Barbara A. Jacobsmeyer	850,000	105%	892,500	223,125
Ryan T. Solomon(1)	500,000	70%	350,000	7,292
Dylan C. Black	350,002	70%	245,001	61,250
Julie D. Jolley	390,000	70%	273,000	68,250
Tanya R. Marion	350,002	70%	245,001	61,250
Crissy B. Carlisle	400,001	70%	280,001	70,000
(1) Mr. Solomon joined as Chief Financial Officer in December 2024. He received a pro-rated payment.
(2) The NEOs, other than Ms. Carlisle, received fully vested shares of Company common stock with a one-year holding requirement in lieu of cash for the 2024 SMBP payment. NEOs received the following amount of shares of Company common stock: Jacobsmeyer (27,822), Solomon (910), Black (7,638), Jolley (8,510), and Marion (7,638). Ms. Carlisle’s 2024 SMBP was paid in cash pursuant to the terms of her Separation and Release Agreement.

Long-Term Incentives
To further align management’s interests with the interests of stockholders, a significant portion of each NEO’s target total direct compensation for 2024 was in the form of long-term equity awards. For 2024, Enhabit’s equity incentive program provided participants at all officer levels with the opportunity to earn performance-based restricted stock units, or “PSUs,” and time-based restricted stock units, or “RSUs.”
Each executive officer has a target long-term incentive (“LTI”) equity award opportunity. The Compensation Committee may increase or decrease the target LTI equity award opportunity for a given year based on prior years’ performance. For 2024, in consultation with the chief executive officer, the Compensation Committee increased and decreased certain target LTI equity opportunities as set forth below.
The following tables summarize the 2024 target LTI equity award opportunity levels, equity compensation mix, and number of awards granted for each of our NEOs. The number of RSUs and PSUs granted to each NEO was determined by dividing the applicable portion of the target LTI equity award opportunity for such award type by a 10-day average stock price prior to the date of grant. Note that while the full number and value of PSU awards are described in this narrative, for purposes of the “2024 Summary Compensation Table” and the “Grants of Plan-Based Awards During 2024” table below, only the portion of the PSUs for which the performance metrics were established in 2024 are reported as granted in 2024.

2024 Long-Term Equity Incentive Plan Target Opportunity
Named Executive Officer(1)	Base Salary ($)	Target LTI Equity Award Opportunity (%)	Total Target LTI Equity Award Opportunity ($)	Adjusted Total Target LTI Equity Award Opportunity ($)	Award as a % Target LTI Equity Award Opportunity (%)
Barbara A. Jacobsmeyer	850,000	315%	2,677,501	2,677,501	100%
Dylan C. Black	350,002	100%	350,002	350,002	100%
Julie D. Jolley	390,000	100%	390,000	425,000	109%
Tanya R. Marion	350,002	100%	350,002	382,000	109%
Crissy B. Carlisle	400,001	125%	500,001	425,001	85%
(1) Mr. Solomon joined as Chief Financial Officer in December 2024 and did not receive a 2024 LTI award.

2024 Long-Term Equity Incentive Plan Mix and Awards
Named Executive Officer(1)	PSUs as a % of the Award	Awarded PSUs (#)	RSUs as a % of the Award	Awarded RSUs (#)
Barbara A. Jacobsmeyer	60%	171,452	40%	114,302
Dylan C. Black	60%	22,413	40%	14,942
Julie D. Jolley	60%	27,215	40%	18,144
Tanya R. Marion	60%	24,462	40%	16,308
Crissy B. Carlisle	60%	27,215	40%	18,144
(1) Mr. Solomon joined as Chief Financial Officer in December 2024 and did not receive a 2024 LTI award.
2024 Performance-Based Restricted Stock Unit Awards
The Compensation Committee determined that performance-based vesting conditions for the PSUs granted in 2024 were appropriate to further align leadership with the interests of stockholders and promote specific performance objectives while facilitating executive stock ownership. The PSUs entitled the NEOs to receive a predetermined range of shares upon achievement of specified performance objectives. The recipients of PSU awards do not have voting rights.
For the 2024 PSU awards, the number of shares earned will be determined at the end of a three-year performance period based on the level of achievement of adjusted free cash flow per share (“FCFPS”) and relative total shareholder return (“rTSR”). The FCFPS metric is measured as an average of three one-year performance periods: 2024, 2025, and 2026. The Compensation Committee will set the FCFPS goal for each year of the performance period at the start of such year. Given our short history as a standalone public company, the approach to use an average of three years was chosen since it is challenging to project FCFPS performance goals over a three-year performance period. TSR is measured over the full three-year performance period and is based on the percentile rank of the Enhabit total shareholder return versus the total shareholder return of the constituents in the S&P Healthcare Services Select Industry Index (as constituted on January 1, 2024) at the end of the three-year performance period. The weighting of the two metrics is outlined below.
2024 Time-Based Restricted Stock Unit Awards
A portion of 2024 long-term incentive award value was provided in RSUs to provide retention incentives to executives and facilitate stock ownership, which creates alignment with shareholders. The recipients of RSU awards do not have voting rights until the award vests and is settled in shares. For the 2024 RSU award, one-third of the RSUs vests on the first anniversary of the grant date, one-third of the RSUs vests on the second anniversary of the grant date, and the final third vests on the third anniversary of the grant date.
Other 2024 NEO Compensation
New Hire Compensation
Enhabit offers a new hire bonus and incentive equity awards to certain senior officers as a recruitment tool. Mr. Solomon received a special lump sum $300,000 new hire bonus in 2024, which is subject to a two-year clawback for voluntary departure without good reason or termination for cause. Mr. Solomon also received a one-time RSU award with a target value of $1,000,000, which was granted in December 2024, and vests 50% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and 25% on the third anniversary of the date of grant.
Carlisle Separation and Release Agreement
In August 2024, Ms. Carlisle and the Company entered into a Separation and Release Agreement which is described under “Potential Payments Upon Termination of Employment-Carlisle Separation and Release Agreement” below.
Benefits
Our NEOs are eligible for the same customary employee benefits offered to all eligible Enhabit employees.
Perquisite Practices
Enhabit does not have any perquisite plans or policies in place for its executive officers. We also do not provide tax payment reimbursements, gross ups, or any other tax payments to any of our executive officers.
Other Compensation Policies & Practices
Policies and Practices Related to the Grant of Certain Equity Awards
The Compensation Committee approves equity awards granted to our NEOs on or before the grant date. Since the Separation, it has been the Compensation Committee’s practice to approve LTI equity awards at the pre-scheduled Board meeting at the end of February or beginning of March with grant effective dates following the meeting. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards. The Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

2022 Omnibus Performance Incentive Plan
Our stockholders approved the Omnibus Plan to permit the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our SMBP awards, to our directors, executives and other key employees as determined by our Board or Compensation Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. The Omnibus Plan has an expiration date of July 1, 2032. Any awards under the Omnibus Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant.
Equity Ownership Guidelines for Management and Non-Employee Directors
To further align the interests of our management and non-employee directors with those of our stockholders, we have adopted equity ownership guidelines for executive management and members of our Board. Executive management and non‑employee directors have five years to reach their ownership level. As a new public company, each of our NEOs and non-employee directors currently satisfies the equity ownership guidelines or is within the five-year grace period. We expect that each of our NEOs and non-employee directors who do not currently satisfy the guidelines will satisfy them prior to the expiration of the five-year grace period. Outlined in the table below are the ownership guidelines by level:

Position	Required Value of Equity Owned
Chief Executive Officer	5 times annual base salary
Chief Financial Officer	3 times annual base salary
Other NEOs	1.5 times annual base salary
Non-Employee Directors	5 times annual retainer
The categories of stock ownership that satisfy the ownership criteria include: (1) outright ownership of common stock; (2) vested common stock held in retirement or deferred compensation accounts; and (3) service-based restricted share, restricted stock unit and/or deferred share awards (whether or not vested). Unvested stock options, unexercised stock options and PSUs subject to a performance condition are not included when determining compliance with the guidelines. The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion.
Compensation Recoupment Policy
Effective December 1, 2023, in accordance with SEC and NYSE requirements, the Company adopted an Incentive Compensation Recoupment Policy (the “Clawback Policy”), which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.
The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to recoup amounts in limited circumstances set forth in the Clawback Policy where the Compensation Committee has made a determination that recovery would be impracticable. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.
In addition to the Clawback policy, our Board has approved and adopted a senior management compensation recoupment policy (the “Supplemental Clawback Policy”). The Supplemental Clawback Policy provides that if the Board has determined, in its sole discretion, that any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer was a significant contributing factor to our having to restate all or a portion of our financial statements, the Board may:
•require reimbursement of any incentive compensation paid to that officer (including time-based and performance-based awards);

•cause the cancellation of that officer’s restricted stock units, deferred stock awards and outstanding stock options; and
•require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards, if and to the extent (1) the amount of that compensation was calculated based upon the achievement of the financial results that were subsequently reduced due to that restatement and (2) the amount of compensation awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.
Additionally, under the Supplemental Clawback Policy, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the Board determines the action caused substantial harm to the Company, the Board may, in its sole discretion, utilize the remedies described above.
Anti-Hedging and Pledging
The Company’s Insider Trading Policy prohibits the following transactions and positions for all employees, officers and directors, and their immediate family members:
•short sales of our securities
•hedging or monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts or similar arrangements with respect to Enhabit stock, including the purchase or sale of puts or calls or the use of any other derivative instruments
•holding Enhabit stock in a margin account or pledging Enhabit stock as collateral for a loan
Severance Arrangements
To provide executives with additional financial security about their employment and as a retention tool for the Company, potential benefits are provided to our executives under our Executive Severance Plan and our Executive Change in Control Benefits Plan. In February 2023, the Compensation Committee adopted amendments to the Executive Severance Plan and the Executive Change in Control Benefits Plan that reduced the cash severance and health and welfare benefits payable thereunder, among other changes, to better align such benefits with peers’ severance benefits. The Compensation Committee determined that the benefits under these plans are reasonable, appropriate, and competitive with those of Enhabit’s healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a restrictive covenant (noncompetition, nonsolicitation, nondisclosure, and nondisparagement) and release agreement. The duration of the restrictive covenants would be equal to the benefit continuation periods described below for each plan. As a matter of policy, payments under either plan do not include “gross ups” for taxes payable on amounts paid thereunder. Definitions of “cause,” “retirement,” “change in control,” and “good reason” begin on page 71.
The participants’ payout multipliers and benefit plan continuation periods under both plans are detailed in the table below.

Named Executive Officer	Severance Multiplier	Benefit Plan Continuation Period
Barbara A. Jacobsmeyer	2.5x	18 months
Ryan T. Solomon	1.75x	12 months
Dylan C. Black	1.75x	12 months
Julie D. Jolley	1.75x	12 months
Tanya R. Marion	1.75x	12 months
Crissy B. Carlisle	1.75x	12 months

Executive Severance Plan
To help retain qualified executives by providing them with protection in the event of an involuntary termination of employment, each of our NEOs is a participant in our Executive Severance Plan. Under the plan, if a participant’s employment is terminated by the participant for good reason or by the Company other than for cause (as defined in the plan), the participant is entitled to receive a cash severance payment, health benefits, and the other benefits as described below, subject to the participant’s execution of an effective restrictive covenant and release agreement.

The cash severance payment is equal to the annual base salary in effect at the time of termination multiplied by the applicable multiplier from the table above, plus any accrued obligations. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation without good reason, the participant (and his or her dependents) would continue to be covered by all Enhabit medical, dental and vision insurance plans and programs, excluding disability, for the applicable period from the table above at the same cost sharing between the Company and the participant as a similarly situated active employee.
Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with Enhabit. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment.
Generally, in the event of a participant’s termination without cause, or his or her resignation for good reason, a prorated portion of any then-unvested equity award that is subject only to time-based vesting will automatically vest. If any then-unvested equity award is performance-based, the participant would be entitled to a prorated portion of the award that would vest based on actual achievement of the performance objectives for the full performance period, as determined after the conclusion of such performance period by the Compensation Committee.
Executive Change in Control Benefits Plan
To help retain certain qualified executives, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions, each of our NEOs is a participant in our Executive Change in Control Benefits Plan. If a participant’s employment with the Company is terminated during the pre-change in control period or within 24 months following a change in control, either by the participant for good reason (as defined in the plan) or by the Company without cause, then the participant shall receive the payments and benefits described below, subject to the participant’s execution of an effective restrictive covenant and release agreement. Under this plan, participants are entitled to receive a lump sum severance payment equal to (1) the sum of the participant’s highest annual base salary in the preceding three years plus the average of actual annual incentives for the prior three years (excluding years where the executive was not eligible, and using the target amount if the executive was not eligible in any of the preceding three years), multiplied by the applicable multiplier from the table above, plus (2) a prorated annual incentive award for any incomplete performance period (and, in the case of a termination after the completion of the performance period but before payment of the earned award, an amount for such completed period based on actual performance), plus (3) any accrued obligations. In addition, except in the event of termination for cause or resignation without good reason, the participant and the participant’s dependents continue to be covered by all Enhabit medical, dental and vision insurance plans and programs, excluding disability, for the applicable period from the table above at the same cost sharing between the Company and the participant as a similarly situated active employee.
If a change in control (as defined in the plan) of Enhabit were to occur, outstanding Enhabit equity awards would vest as follows: If (1) a replacement award is not provided with respect to such outstanding award, or (2) a replacement award is provided with respect to such outstanding award, but the participant resigns for good reason or is terminated without cause within 24 months following such change in control, then the outstanding awards would vest. Options or stock appreciation rights that vest under (2) would remain exercisable until the earlier of two years following the termination or the original expiration date. With respect to outstanding performance-based awards, an award would not be considered a replacement award in respect thereof unless it is converted into a time-based award, with the number of units subject to such replacement award based on (x) the greater of the target value or actual performance at the time of the change in control, if such change in control occurred on or before the last day of the performance period, or (y) actual performance, if such change in control occurred after the end of the performance period.
The Compensation Committee has the authority to settle an award in cash or cash equivalents in an amount equal to the excess of the fair market value of shares of common stock underlying the award (as of a specified date associated with the change in control transaction) over the exercise or base price (if any) of the award. The Compensation Committee may also cancel an award if the fair market value of the shares of common stock does not exceed the exercise or base price (if any) of the award.

Notable Executive Compensation Program Decisions in 2025
Annual Incentive - SMBP
•Recognizing the importance of improved financial performance for the Company in 2025, we made the following adjustments to the 2025 SMBP to better align pay with our 2025 financial goals:
•Maintained Adjusted EBITDA as a financial metric but added an additional financial metric: Revenue Growth
•Revenue Growth, Quality and People metric payouts have a maximum payout qualifier: their payout level may not exceed the payout level for Adjusted EBITDA
•Recognizing the importance of human capital management to our short and long-term goals, we added a People metric: Voluntary Turnover Reduction
•Reduced the Quality Scorecard weight from 20% to 10% to allow room for the People metric without reducing the financial metric weighting
•Changed the Quality Scorecard sub-metrics to focus on one Home Health and one Hospice metric of primary importance to each segment’s 2025 operational success

2025 SMBP Metrics and Weightings
Financial 80%		Quality Scorecard 10%		People 10%
Adjusted EBITDA	50%	Home Health Timely Initiation of Care	5%	Voluntary Turnover Reduction	10%
Revenue Growth	30%	Hospice Visits in the Last Days of Life	5%
Long-Term Incentive - PSU Award
•Recognizing the importance of stock price performance relative to peers, we increased the rTSR weighting in the PSU award from 20% to 40%
•The Compensation Committee determined it appropriate to transition the adjusted free cash flow per share PSU performance goals from the average of three one-year performance periods set each year, to one longer term goal set at the beginning of the performance period. Since the Company’s short operating history as a standalone public company and other unpredictable industry dynamics create challenges in projecting long-term free cash flow, the Compensation Committee determined that a one-year adjusted free cash flow per share goal with a second year growth goal was an appropriate change towards the desired transition. The 2025 PSU is structured as follows:

2025 PSU Metrics and Weightings
Metric	Performance Period	Weight
Adjusted Free Cash Flow per Share	2025 - One -Year Performance Goal	30%
	2026 - One -Year Growth Goal over 2025 Performance	30%
	2027 - One -Year vest
Relative Total Shareholder Return	Three - Year Cumulative Relative Performance	40%

Executive Compensation Tables
The tables below shows the compensation of our NEOs. The information set forth below with respect to the period prior to the Separation is historical Encompass compensation. The historical Encompass compensation, which was approved by Encompass, has been provided by, or derived from information provided by, Encompass and reflects certain compensation from periods prior to the Separation based upon services performed during such periods.
2024 Summary Compensation Table
The table below sets forth the compensation of our NEOs for the fiscal years ended December 31, 2024, 2023, and 2022, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Barbara A. Jacobsmeyer	2024	850,000	—	2,065,211	—	223,125	2,588	3,140,924
President and Chief Executive Officer	2023	850,000	—	1,488,520	535,344	468,563	2,475	3,344,902
	2022	873,462	—	5,668,103	382,718	344,505	37,643	7,306,431

Ryan T. Solomon	2024	19,231	300,000	1,000,003	—	7,292	—	1,326,526
Chief Financial Officer

Dylan C. Black	2024	350,002	—	278,028	—	61,250	—	689,280
General Counsel and Secretary	2023	329,809	30,000	330,771	—	128,626	—	819,206

Julie D. Jolley	2024	390,000	—	333,586	—	68,250	2,588	794,424
Executive Vice President, Home Health	2023	390,000	—	368,567	—	143,325	2,475	904,367
	2022	382,491	152,495	811,574	—	105,378	2,288	1,454,226

Tanya R. Marion	2024	350,002	—	289,681	—	61,250	2,588	703,520
Chief Human Resources Officer	2023	350,002	—	248,082	—	91,875	2,475	692,434
	2022	323,078	30,000	499,726	—	67,550	2,288	922,642

Crissy B. Carlisle	2024	384,616	—	346,246	—	70,000	714,347	1,515,209
Former Chief Financial Officer	2023	400,001	—	472,480	—	147,000	2,475	1,021,956
	2022	437,970	—	1,026,906	—	108,080	65,614	1,638,570

(1)Represents time-based restricted stock units, or “RSUs,” and performance-based restricted stock units, or “PSUs,” granted in 2024. Amounts are not an actual dollar amount received by our NEOs in fiscal year 2024, but instead represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”), assuming the most probable outcome of the performance conditions as of the grant dates (i.e., target performance). With respect to PSUs, the grant date fair value, assuming maximum achievement of the applicable performance objectives, is as set forth in the “Maximum” column of the table set forth in footnote 2 below. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 9, Stock-Based Payments, to the consolidated financial statements in our 2024 Form 10-K.
(2)The tables and additional information below set forth the details of the stock awards to our NEOs in fiscal year 2024. All values in the tables below are grant date values computed in accordance with ASC 718.
a.Except for Mr. Solomon’s new hire RSU award, RSUs vest in three substantially equal annual installments beginning on the first anniversary of the date of grant. Mr. Solomon’s 2024 RSU award vests 50% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and 25% on the third anniversary of the date of grant.

Restricted Stock Units
Name	($)
Barbara A. Jacobsmeyer	1,007,001
Ryan T. Solomon	1,000,003
Dylan C. Black	131,639
Julie D. Jolley	159,849
Tanya R. Marion	143,673
Crissy B. Carlisle	159,849
b.For the PSU awards, the number of shares earned will be determined at the end of a three-year performance period based on the level of achievement of adjusted FCFPS and rTSR, weighted 80% and 20% respectively. The FCFPS metric is measured as an average of three, one-year performance periods: 2023, 2024, and 2025. The Compensation Committee will set the annual FCFPS goal for each year of the performance period at the start of such year. rTSR is measured over the full three-year performance period.

Consistent with the requirements of ASC 718, the value of the 2023 PSUs displayed in the table below, at their minimum, target, and maximum levels, is based on (i) one-third of the full number of shares for which the FCFPS goal was established in fiscal year 2023 and (ii) one-third of the full number of shares for which the FCFPS goal was established in fiscal year 2024, and all of the shares for which the rTSR goal was establish in fiscal year 2023. Similarly, the value of the 2024 PSUs displayed in the table below, at their minimum, target, and maximum levels, is based on one-third of the full number of shares for which the FCFPS goal was established in fiscal year 2024 and all of the shares for which the rTSR goal was establish in fiscal year 2023. The remaining portions of the 2023 and 2024 FCFPS PSU awards will be linked to FCFPS goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years.

	Performance-Based Restricted Stock Units
Name	Threshold ($)	Target ($)	Maximum ($)
Barbara A. Jacobsmeyer
2023 PSUs	123,340	246,680	493,360
2024 PSUs	405,765	811,530	1,623,060
Dylan C. Black
2023 PSUs	20,153	40,306	80,612
2024 PSUs	53,042	106,083	212,166
Julie D. Jolley
2023 PSUs	22,461	44,922	89,844
2024 PSUs	64,408	128,815	257,630
Tanya R. Marion
2023 PSUs	15,114	30,227	60,454
2024 PSUs	57,890	115,780	231,560
Crissy B. Carlisle
2023 PSUs	28,791	57,582	115,164
2024 PSUs	64,408	128,815	257,630
(3)The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 9, Stock-Based Payments, to the consolidated financial statements in our 2024 Form 10-K.
(4)Represents amounts earned under the SMBP in the corresponding year but paid in the first quarter of the following year. In 2024, the NEOs (other than Ms. Carlisle) received fully vested shares of Company common stock with a one-year holding requirement in lieu of cash. NEOs (other than Ms. Carlisle), received the following number of shares of Company common stock: Jacobsmeyer (27,822), Solomon (910), Black (7,638), Jolley (8,510), Marion (7,638). The values in the table are grant date fair values computed in accordance with ASC 718 on the date of issuance, March 6, 2024. Ms. Carlisle’s 2024 SMBP was paid in cash pursuant to the terms of her Severance and Release Agreement.
(5)The items reported in this column for 2024 are for (i) the Company’s matching contribution to the Company’s 401(k) plan to NEOs other than Mr. Solomon and Ms. Carlisle, and (ii) amounts paid due to Ms. Carlisle pursuant to the terms of her Separation and Release Agreement, which include (a) a one-time lump sum payment of $700,000, which was paid in January 2025, and (b) the employer portion of her health and welfare benefit premiums for a period of up to 12 months (approximately $14,347), see “Potential Payments Upon Termination of Employment-Carlisle Separation and Release Agreement” below.
For an explanation of the amount of salary and annual incentive compensation in proportion to the total compensation of the NEOs, see the section entitled “NEO Target Total Direct Compensation for 2024” in the Compensation Discussion and Analysis.

Grants of Plan-Based Awards During 2024
The following table sets forth grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2024.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara A. Jacobsmeyer
Annual Incentive			446,250	892,500	1,785,000	—	—	—	—	—	—	—
2023 PSU(4)	3/1/2024	3/1/2024	—	—	—	14,000	28,000	56,000	—	—	—	246,680
2024 PSU(5)	3/1/2024	3/1/2024	—	—	—	40,005	80,010	160,020	—	—	—	811,530
RSU	3/1/2024	3/1/2024	—	—	—	—	—	—	114,302	—	—	1,007,001
Ryan T. Solomon
Annual Incentive			175,000	350,000	700,000	—	—	—	—	—	—	—
RSU	12/9/2024	11/5/2024	—	—	—	—	—	—	114,286	—	—	1,000,003
Dylan C. Black
Annual Incentive			122,501	245,001	490,003	—	—	—	—	—	—	—
2023 PSU(4)	3/1/2024	3/1/2024	—	—	—	2,288	4,575	9,150	—	—	—	40,306
2024 PSU(5)	3/1/2024	3/1/2024	—	—	—	5,230	10,459	20,918	—	—	—	106,083
RSU	3/1/2024	3/1/2024	—	—	—	—	—	—	14,942	—	—	131,639
Julie D. Jolley
Annual Incentive			136,500	273,000	546,000	—	—	—	—	—	—	—
2023 PSU(4)	3/1/2024	3/1/2024	—	—	—	2,550	5,099	10,198	—	—	—	44,922
2024 PSU(5)	3/1/2024	3/1/2024	—	—	—	6,350	12,700	25,400	—	—	—	128,815
RSU	3/1/2024	3/1/2024	—	—	—	—	—	—	18,144	—	—	159,849
Tanya R. Marion
Annual Incentive			122,501	245,001	490,003	—	—	—	—	—	—	—
2023 PSU(4)	3/1/2024	3/1/2024	—	—	—	1,716	3,431	6,862	—	—	—	30,227
2024 PSU(5)	3/1/2024	3/1/2024	—	—	—	5,708	11,415	22,830	—	—	—	115,780
RSU	3/1/2024	3/1/2024	—	—	—	—	—	—	16,308	—	—	143,673
Crissy B. Carlisle
Annual Incentive			140,000	280,000	560,000	—	—	—	—	—	—	—
2023 PSU(4)	3/1/2024	3/1/2024	—	—	—	3,268	6,536	13,072	—	—	—	57,582
2024 PSU(5)	3/1/2024	3/1/2024	—	—	—	6,350	12,700	25,400	—	—	—	128,815
RSU	3/1/2024	3/1/2024	—	—	—	—	—	—	18,144	—	—	159,849

(1)Represents the range of possible cash awards under the SMBP as discussed under “Annual Incentives” beginning on page 54. Awards are dependent on results measured against pre-established performance goals. There is a threshold level of performance and the amounts shown in the “maximum” column are 200% of the target amount, which is the maximum possible award payout. Final payments under the SMBP were calculated and paid in the first quarter of 2025 by the Company and are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)Represents the range of possible awards of performance-based restricted stock units, or “PSUs” granted in 2024 under the 2022 Omnibus Performance Incentive Plan (the “Omnibus Plan”). The amounts shown in the “threshold” column are 50% of the target amount, and represents meeting threshold performance for the FCFPS and rTSR performance goals contained in the PSU. Awards could be as low as zero. The amounts shown in the “maximum” column are 200% of the target amount, which is the maximum possible award payout. The PSUs are described in footnote 2 of the Summary

Compensation Table. ASC 718 requires the Company to account for only the portion of the award that is linked to FCFPS for which the applicable goal was established in 2024, as well the entire portion of the award that is linked to the rTSR for which the performance goals for the full three-year period were established in 2024. The remaining portions of the award are linked to FCFPS goals that will be established in subsequent fiscal years and will be reported in the Grant of Plan-Based Awards table for those fiscal years.
(3)Amounts are not an actual dollar amount received by our NEOs in fiscal year 2024 but instead represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC 718.
(4)In accordance with ASC 718, the amount represents one-third of the number of FCFPS PSUs granted on March 1, 2023 for which the FCFPS goal was established on March 1, 2024. The shares earned from this portion of the award vest following the end of the performance period ending December 31, 2025.
(5)In accordance with ASC 718, the amount represents one-third of the number of FCFPS PSUs granted on March 1, 2024 for which the FCFPS goal was established on March 1, 2024 and all of the rTSR PSUs granted on March 1, 2024. The shares earned from this portion of the award vest following the end of the performance period ending December 31, 2026.

Outstanding Equity Awards at December 31, 2024

	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Exercisable	Unexercisable
Barbara A. Jacobsmeyer
	19,204	—	17.13	2/24/2027	—	—	—	—
	29,948	—	21.83	3/1/2028	—	—	—	—
	35,091	—	25.88	3/1/2029	—	—	—	—
	42,459	—	31.06	3/2/2030	—	—	—	—
	40,965	—	32.62	3/2/2031	—	—	—	—
	36,372	18,190	26.94	3/1/2032	—	—	—	—
	21,371	42,742	15.30	3/1/2033	—	—	—	—
	—	—	—	—	331,200	2,586,672	—	—
							21,001 (4)	164,018
							84,000 (5)	656,040
							34,290 (6)	267,805
							137,162(7)	1,071,235
Ryan T. Solomon
	—	—	—	—	114,286	892,574	—	—
Dylan C. Black
	—	—	—	—	22,569	176,264	—	—
							3,433 (4)	26,812
							13,725 (5)	107,192
							4,482 (6)	35,004
							17,931 (7)	140,041
Julie D. Jolley
	—	—	—	—	46,004	359,291	—	—
							3,824 (4)	29,865
							15,295 (5)	119,454
							5,443 (6)	42,510
							21,772 (7)	170,039
Tanya R. Marion
	—	—	—	—	33,873	264,548	—	—
							2,574 (4)	20,103
							10,295 (5)	80,404
							4,892 (6)	38,207
							19,570 (7)	152,842
Crissy B. Carlisle(8)
	—	—	—	—	25,717	200,850	—	—
							2,860 (4)	22,337
							11,436 (5)	89,315
							1,361 (6)	10,629
							5,443 (7)	42,510
(1) Options vest in three equal annual installments beginning on the first anniversary of the grant date and the expiration date of each option occurs 10 years after the grant date.
(2) The amounts shown represent unvested RSAs and RSUs held by the NEOs. Individual vesting dates are detailed below:

	RSA Vestings after 12/31/2024
Name	1/7/2025	2/25/2025	7/1/2025	7/1/2026
Barbara A Jacobsmeyer	—	20,788	65,963	65,964
Julie D. Jolley	—	2,068	8,576	—
Tanya R. Marion	—	1,166	5,772	—
Crissy B. Carlisle	6,521	—	—	—

	RSU Vestings after 12/31/2024
Name	1/1/2025	1/7/2025	3/1/2025	12/9/2025	3/1/2026	12/9/2026	3/1/2027	12/9/2027
Barbara A Jacobsmeyer	40,849	—	49,767	—	49,768	—	38,101	—
Ryan T. Solomon	—	—	—	57,143	—	28,571	—	28,572
Dylan C. Black	—	—	8,793	—	8,795	—	4,981	—
Julie D. Jolley	8,718	—	10,297	—	10,297	—	6,048	—
Tanya R. Marion	4,907	—	8,296	—	8,296	—	5,436	—
Crissy B. Carlisle	—	19,196	—	—	—	—	—	—

(3) The market value reported was calculated by multiplying the closing price of our common stock on the last trading day of 2024, $7.81, by the number of shares set forth in the preceding column.
(4) This amount represents the portion of the 2023 PSU grant subject to achievement of an rTSR goal and is reported at the target performance level. The number of shares earned will be determined following the end of the January 1, 2023 – December 31, 2025 performance period based on the level of achievement of the applicable rTSR goal.

(5) This amount represents the portion of the 2023 PSU grant subject to achievement of certain FCFPS goals and is reported at the target performance level. The FCFPS metric is measured as an average of three, one-year performance periods: 2023, 2024, and 2025. The annual FCFPS goal for each year of the performance period is set at the start of such year. The figure reported in this table includes the full amount of the 2023 PSU award subject to FCFPS goals (including the amount attributable to 2025, even though the FCFPS goal for such year had not yet been established as of December 31, 2024). The number of shares earned will be determined following the end of the January 1, 2023 – December 31, 2025 performance period based on the level of achievement of the applicable FCFPS goals.

(6) This amount represents the portion of the 2024 PSU grant subject to achievement of an rTSR goal and is reported at the target performance level. The number of shares earned will be determined following the end of the January 1, 2024 – December 31, 2026 performance period based on the level of achievement of the applicable rTSR goal.

(7) This amount represents the portion of the 2024 PSU grant subject to achievement of certain FCFPS goals and is reported at the target performance level. The FCFPS metric is measured as an average of three, one-year performance periods: 2024, 2025, and 2026. The annual FCFPS goal for each year of the performance period is set at the start of such year. The figure reported in this table includes the full amount of the 2024 PSU award subject to FCFPS goals (including the amounts attributable to 2025 and 2026, even though the FCFPS goals for such years had not yet been established as of December 31, 2024). The number of shares earned will be determined following the end of the January 1, 2024 – December 31, 2026 performance period based on the level of achievement of the applicable FCFPS goals.

(8) Ms. Carlisle departed from the Company in December 2024. Pursuant to her Separation and Release Agreement her (i) PSU awards were prorated and will be released following the performance period as described above, and (ii) RSU and RSA awards were prorated, and vesting was accelerated. The shares in the table above represent the awards after proration. See “Potential Payments Upon Termination of Employment-Carlisle Separation and Release Agreement” below, for a further description of her Separation and Release Agreement terms.

Options Exercises and Stock Vested in 2024
The following table sets forth information regarding the exercise of options and the vesting of shares held by our NEOs in 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Barbara A. Jacobsmeyer
RSAs	—	—	24,026	228,007
RSUs	—	—	49,001	489,193
Ryan T. Solomon
RSAs	—	—	—	—
RSUs	—	—	—	—
Dylan C. Black
RSAs	—	—	—	—
RSUs	—	—	3,812	33,584
Julie D. Jolley
RSAs	—	—	6,965	62,925
RSUs	—	—	7,764	73,814
Tanya R. Marion
RSAs	—	—	4,050	36,299
RSUs	—	—	2,859	25,188
Crissy B. Carlisle
RSAs	—	—	8,772	79,179
RSUs	—	—	9,431	89,224
(1) No stock option exercises in 2024.
(2) The dollar amounts are based on the market value on the date of vesting.

Potential Payments upon Termination or Change in Control
The following tables describe the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment by us without “cause,” by the executive for “good reason” or “retirement,” or due to death or “disability,” or in the event of a “change in control,” as such terms are defined in the applicable arrangements (as summarized below).
There are no payments or benefits due in the event of a termination of employment by us for cause. As previously discussed, our Change in Control Benefits Plan does not provide cash benefits unless there is an associated termination of employment. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event an NEO breaches or violates the restrictive covenants contained in the awards under the Omnibus Plan, Executive Severance Plan, or the Executive Change in Control Benefits Plan certain of the amounts described below may be subject to forfeiture and/or repayment.
Additionally, the Executive Severance Plan and the Change in Control Benefits Plan provide that as a condition to receipt of any payment or benefits all participants must enter into a nonsolicitation, noncompete, nondisclosure, nondisparagement, and release agreement, which provides for: (1) full vesting of any unvested awards (other than options and SARs, which shall terminate and be forfeited) upon the participant's death or disability; and (2) prorated vesting (based on the number of full months from the grant date to the date of the participant's retirement) of any unvested awards (other than options and SARs, which shall terminate and be forfeited) upon the participant's retirement, in each case with any performance-based awards subject to the attainment of the applicable performance objectives (which may be waived or modified by the Compensation Committee as set forth in the Omnibus Plan).
For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” beginning on page 60. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. The death, disability, and retirement benefits described below are governed by the terms of the awards under our Omnibus Plan. The following table assumes the listed triggering events occurred on December 31, 2024.

Table Illustrating Potential Payments upon Termination or Change in Control
The following tables provide information regarding the benefits to which each NEO would be entitled in the event of termination of such NEO’s employment with our Company under specified circumstances, including in connection with a change in control. Except as otherwise noted, the amounts shown (1) are estimates only, and (2) assume that (i) termination was effective as of December 31, 2024 and (ii) in the case of a change in control, replacement awards are provided and the NEO terminates for “good reason” or is involuntarily terminated without cause immediately following the change in control. These amounts are based on the NYSE closing price of our common stock on December 31, 2024, which was $7.81. This table does not include the value of pro-rated annual incentive awards under the SMBP for the year of termination, as such awards would be deemed to have been earned by their terms as of the last business day of the fiscal year. Ms. Carlisle is not included in the table below due to her separation from the Company in December 2024, which is discussed below.

		Triggering Event
Name	Element of Severance	Without Cause or For Good Reason (no Change in Control) ($)	Disability ($)	Death ($)	Retirement(1) ($)	Without Cause or For Good Reason (in Connection with Change in Control) ($)
Barbara A. Jacobsmeyer	Cash Severance(2)	2,125,000	-	-	-	3,528,711
	Health & Welfare Benefits(3)	21,008	-	-	-	21,008
	Acceleration of Unvested Equity Awards(4)	2,457,791	4,745,770	4,745,770	2,457,791	4,745,770
	Total	4,603,799	4,745,770	4,745,770	2,457,791	8,295,489
Ryan T. Solomon	Cash Severance(2)	875,000	-	-	-	1,487,500
	Health & Welfare Benefits(3)	-	-	-	-	-
	Acceleration of Unvested Equity Awards(4)	-	892,574	892,574	-	892,574
	Total	875,000	892,574	892,574	-	2,380,074
Dylan C. Black	Cash Severance(2)	612,500	-	-	-	837,595
	Health & Welfare Benefits(3)	14,023	-	-	-	14,023
	Acceleration of Unvested Equity Awards(4)	193,024	485,313	485,313	193,024	485,313
	Total	819,547	485,313	485,313	193,024	1,336,931
Julie D. Jolley	Cash Severance(2)	682,500	-	-	-	958,838
	Health & Welfare Benefits(3)	7,671	-	-	-	7,671
	Acceleration of Unvested Equity Awards(4)	356,145	721,160	721,160	356,145	721,160
	Total	1,046,316	721,160	721,160	356,145	1,687,669
Tanya R. Marion	Cash Severance(2)	612,504	-	-	-	752,001
	Health & Welfare Benefits(3)	14,006	-	-	-	14,006
	Acceleration of Unvested Equity Awards(4)	251,659	556,103	556,103	251,659	556,103
	Total	878,169	556,103	556,103	251,659	1,322,110
(1) None of our NEOs are currently retirement eligible, but amounts reflected in the foregoing table assume the executive is retirement eligible.
(2) “Without Cause or For Good Reason (no Change in Control)” amount equals 2.50x (CEO) or 1.75x (other NEOs) of base salary and “Without Cause or For Good Reason (in Connection with Change in Control)” amount equals 2.50x (CEO) or 1.75x (Other NEOs) base salary plus average actual bonus (based on prior 3 years).
(3) Amount equals 18 months (CEO) or 12 months (other NEOs) of monthly employer-paid benefit.
(4) Amount in the “Without Cause or For Good Reason (no Change in Control)” column represents the value of accelerated equity awards as provided under the Executive Severance Plan; amounts in “Disability,” “Death,” and “Retirement” columns represent the value of accelerated equity awards as provided under the Omnibus Plan; and amount in the “Without Cause or For Good Reason (in Connection with Change in Control)” column represents the value of accelerated equity awards as provided under the Change in Control Benefits Plan (in each case, assuming target level of performance for any performance-based awards).

Definitions
“Cause,” as defined the Executive Severance Plan and Change in Control Benefits Plan and unless otherwise set forth in an individual agreement, means, in general terms:
(i)the Company’s procurement of evidence of the participant’s act of fraud, misappropriation, or embezzlement with respect to the Company or any of its subsidiaries;
(ii)the Participant’s indictment for, conviction of, or plea of guilty or no contest to, any misdemeanor involving moral turpitude or any felony (other than a minor traffic violation);
(iii)the suspension or debarment of the participant or of the Company or its affiliates from participation in any Federal or state health care program as a result of any willful or grossly negligent act or omission of the participant in connection with his or her employment with the Company or any of its subsidiaries;
(iv)the participant’s admission, or a finding by a court or the SEC (or a similar state agency), of liability for the violation of any securities laws, other than those that are noncriminal;
(v)a formal indication that the participant is a target or the subject of any investigation or proceeding into the actions or inactions of the participant for a violation of any securities laws (other than those that are noncriminal);
(vi)the participant’s failure after reasonable prior written notice from the Company or any of its subsidiaries to comply with any valid and legal directive of the chief executive officer of the Company or the Board that is not remedied within 30 days of the participant being provided written notice thereof from the Company;
(vii)any willful or gross misconduct by the participant in connection with the participant’s duties to the Company that could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its affiliates; or
(viii)other than as provided in clauses (i) through (vii) above, the participant’s breach of any material provision of any employment agreement or other material agreement with the Company, if applicable, or the participant’s breach of or failure to perform the material duties and responsibilities of the participant’s job, that is not remedied within 30 days or repeated breaches of a similar nature.
“Change in Control” (as defined in the Change in Control Benefits Plan), means, in general terms:
(i)the acquisition by any person or group of beneficial ownership of 30% or more of either the then‑outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities subject to certain exceptions; or
(ii)during any 24 month period, the individuals who at the beginning of such period constituted the Board, or the “Incumbent Board,” cease for any reason to constitute at least a majority of the Board (any person becoming a director in the future whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); or
(iii)the consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company to another person, other than a transaction following which (a) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the combined voting power immediately prior to such transaction own at least a majority of the combined voting power immediately after such transaction and (b) in the case of an asset sale, each transferee is owned by holders of securities that represented at least a majority of the combined voting power immediately prior to such sale; or
(iv)a liquidation or dissolution of the Company or the adoption of a plan of liquidation or dissolution of the Company.

“Good Reason,” as defined in the Executive Severance Plan, means, in general terms and subject to an applicable notice and cure period:
(i)assignment of a position that is of a lesser rank than held by the participant prior to the assignment and that results in a material adverse change in such participant’s reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change;
(ii) a material reduction in such participant’s “total compensation” from that in effect immediately prior to the effective date of such reduction, where “total compensation” means the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company, subject to certain exceptions; or
(iii)any change of more than 50 miles in the location of the principal place of employment of such participant immediately prior to the effective date of such change.
The Good Reason definition in the Change in Control Benefits Plan is substantially the same as the definition set forth above, provided that such definition also includes as triggers: (1) in the case of an executive officer of the Company, ceasing to be an executive officer of a company with securities registered under the Exchange Act and (2) any change in a participant’s status as a Tier 1 or Tier 2 participant under such plan to a status that provides a lower benefit under such plan during the applicable change in control protection period.
“Retirement” means the voluntary termination of employment by a participant after attaining (a) age 65 or (b) in the event that the participant, as defined in the Omnibus Plan, been employed for 10 or more years on the date of termination, age 60.
Carlisle Separation and Release Agreement
In August 2024, Ms. Carlisle and the Company entered into a Separation and Release Agreement which provided that Ms. Carlisle’s employment with the Company would end on December 31, 2024, or on such earlier date as she or the Company may determine. Ms. Carlisle departed from the Company in December 2024, and released the Company from any and all claims to the fullest extent permissible by law (as described in the agreement) and executed a Restrictive Covenants Agreement which contained, among other provisions, nonsolicitation, and noncompete provisions for 12 months following termination.
Pursuant to the Separation and Release Agreement, Ms. Carlisle was entitled to the compensation and benefits payable in the connection with a termination without “cause” under the Executive Severance Plan, including the following:
•a one-time lump sum payment of $700,000, which was paid in January 2025, and is further entitled to the Company’s payment of the employer portion of her health and welfare benefit premiums for a period of up to 12 months (approximately $14,347); and
•(1) accelerated vesting of a pro-rata portion of her RSU and RSA awards (with an aggregate value of approximately $198,278 as of the settlement date) and (2) a pro-rata portion of her PSUs (21,100 PSUs at target, with an aggregate value of approximately $162,681 as of the settlement date) currently remain outstanding and eligible to vest based on actual performance at the end of the applicable performance period.
In addition, Ms. Carlisle received a bonus under the SMBP for 2024 ($70,000), which was paid in cash in March 2025.

CEO Pay Ratio
SEC regulations require that we provide a comparison of the annual total compensation of Barb Jacobsmeyer, our President and Chief Executive Officer in 2024, to the annual total compensation of our median employee. For purposes of providing the comparison in accordance with SEC regulations, we identified a “median employee” and compared Ms. Jacobsmeyer’s annual total compensation to that of the median employee for our last completed fiscal year, 2024.
•Ms. Jacobsmeyer’s annual total compensation was $3,140,924.
•Our median employee’s annual total compensation was $55,676.
•The ratio of Ms. Jacobsmeyer’s annual total compensation to our median employee’s annual total compensation was approximately 56:1.
As of December 31, 2024, we employed over 10,700 employees. We identified the median employee in 2024 by ranking the total compensation based on W-2 Box 1 “Wages, Tips and Other Compensation” amounts for all employees, excluding Ms. Jacobsmeyer, who were employed by the Company on December 31, 2024. We annualized compensation for all permanent employees who joined the Company during 2024. Annual total compensation for the median employee is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table. We believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC regulations.
The composition of our workforce greatly impacts this ratio. Approximately 28% of our workforce consists of employees working less than full-time, which is a common employment arrangement in the healthcare services sector. Flexible staffing arrangements that fit employees’ needs allow us to attract and retain well-qualified employees. However, in accordance with applicable rules, we did not make any full-time equivalent adjustments for any such employees.
Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

Pay Versus Performance (PVP)
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (“CAP”) to our named executive officers (“NEOs”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC. As permitted by Item 402(v) of Regulation S-K, we are providing such disclosure for 2022, 2023 and 2024, because we were not required to report pursuant to Section 13(a) or 15(d) of the Exchange Act prior to 2022. You should refer to the “Compensation Discussion and Analysis” in this proxy statement for further discussion of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Fiscal Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income ($ millions)(6)	Adjusted EBITDA ($ millions)(7)
					Total Shareholder Return	Peer Group Total Shareholder Return(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$3,140,924.00	$2,418,955.00	$1,005,791.00	$929,884.00	$34.34	$107.05	$(154.00)	$100.10
2023	$3,344,902.00	$1,623,393.00	$859,491.00	$608,623.00	$45.51	$104.88	$(79.00)	$97.60
2022	$7,306,431.00	$3,576,015.00	$1,163,613.00	$709,649.00	$57.87	$99.72	$(38.30)	$149.30

(1) Ms. Jacobsmeyer served as our Principal Executive Officer (PEO) for each of 2022, 2023, and 2024. Our non-PEO NEOs for 2024 were Mses. Carlisle, Jolley and Marion and Messrs. Black and Solomon; for 2023 were Mses. Carlisle, Jolley, and Marion and Mr. Black, and for 2022 were Mses. Carlisle, Jolley, Kalvaitis, and Marion and Mr. Knight.
(2) Amounts reported represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for each respective year in the case of our PEO and (ii) the average of the total compensation reported in the SCT for each respective year for our Non-PEO NEOs for such years.
(3) The following amounts were deducted from / added to the SCT total compensation in accordance with the SEC-mandated adjustments to calculate CAP to our PEO and average CAP to our Non-PEO NEOs. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.
PEO SCT Total to CAP Reconciliation

Fiscal Year	2024
SCT Total	$3,140,924
– Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(2,065,211)
± Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	2,212,440
± Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(788,415)
± Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
± Change in Fair Value of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(80,783)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
∓ Dividends or Other Earnings Paid on Stock or Option Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	—
Compensation Actually Paid	$2,418,955

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2024
Average SCT Total	$1,005,791
– Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(449,509)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	448,586
± Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(64,665)
Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
± Change in Fair Value of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(10,319)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
∓ Dividends or Other Earnings Paid on Stock or Option Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	—
Average Compensation Actually Paid	$929,884

(4) Pursuant to rules of the SEC, total shareholder return (TSR) assumes $100 was invested on July 1, 2022 (i.e., the date we became a publicly traded company) in our common stock or the common stock of the Peer Group (as defined below), as applicable.
(5) The peer group for which TSR is provided in column (g) is the S&P Health Care Service Select Constituents Industry Index, (the Peer Group) which is used for the Company’s stock performance chart in the 2024 Form 10-K.
(6) Net income (loss) for periods prior the Separation is attributable to Encompass’ home health and hospice segment.
(7) Adjusted EBITDA is a non-GAAP measure and calculated as GAAP Net income (loss) adjusted to exclude (i) income tax (benefit) expense, (ii) interest expense and amortization of debt discounts and fees, (iii) depreciation and amortization, (iv) gains or losses on disposal or impairment of assets or goodwill, (v) stock‑based compensation, (vi) net income attributable to noncontrolling interest, (vii) unusual or nonrecurring items not typical of ongoing operations, and (viii) gain on consolidation of joint venture formerly accounted for under the equity method of accounting.
Pay Versus Performance Relationship Descriptions
The chart below illustrates the relationship between the PEO CAP and Non-PEO NEO average CAP amounts and the Company’s and Peer Group’s TSR during 2022 - 2024 assuming a $100 initial investment on July 1, 2022.

CAP vs. TSR
Compensation Actually Paid (CAP) ($ millions)
Total Shareholder Return (TSR) Value of Initial Fixed $100 Investment
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
120.0
100.0
80.0
60.0
40.0
20.0
0.0
2022
2023
2024
PEO CAP
Non-PEO NEO Avg. CAP
Enhabit TSR
Peer Group TSR

The charts below illustrate the relationship between the PEO CAP and Non-PEO NEO average CAP amounts and the Company’s Net Income and Adjusted EBITDA during 2022 - 2024.

CAP vs. Net Income (Loss)
Compensation Actually Paid (CAP) ($ millions)
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Net Income (Loss) ($ millions)
0.0
(30.0)
(60.0)
(90.0)
(120.0)
(150.0)
(180.0)
2022
2023
PEO CAP
Non-PEO NEO Avg. CAP
Net Income (Loss)

CAP vs. Adjusted EBITDA
Compensation Actually Paid (CAP) ($ millions)
4.2
3.5
2.8
2.1
1.4
0.7
0.0
Adjusted EBITDA ($ millions)
180.0
150.0
120.0
90.0
60.0
30.0
0.0
2022
2023
2024
PEO CAP
Non-PEO NEO Avg. CAP
Adjusted EBITDA

Tabular List of Most Important Performance Measures
The following table lists the three financial performance measures that we believe represent the most important financial performance measures the Company used to link CAP to our NEOs for fiscal 2024 to our performance as further described in our “Compensation Discussion and Analysis” in this proxy statement within the sections titled “Annual Incentives” and “Long-Term Incentives.”

Most Important Performance Measures
Adjusted EBITDA
Adjusted Free Cash Flow
Relative Total Shareholder Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All related party transactions must be approved in accordance with our written Related Party Transactions Policy. As defined in our Related Party Transaction Policy, a “related party” is any executive officer, Board member, or director nominee; any immediate family member of an executive officer, Board member, or director nominee; or any beneficial owner of more than 5% of any class of the Company’s voting securities. A related party transaction is a transaction or relationship in which the Company or any of its subsidiaries is a participant, and any related party has or will have a direct or indirect interest. Pursuant to our Related Party Transaction Policy, the Board has determined that certain transactions do not constitute related party transactions. These include:
•compensation of the executive officers and Board members, including the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business;
•any transaction involving indemnification or advancement of expenses made pursuant to the Company’s certificate of incorporation, bylaws, or an agreement approved by the Board;
•any transaction with another firm, corporation or entity at which a related party’s only relationship is as an employee of such other firm, corporation or entity, provided the aggregate amount involved does not exceed the greater of $1 million or 1% of such other company’s annual consolidated gross revenues;
•any transaction with another firm, corporation or entity at which a related party’s only relationship is as a director or as the owner together with any other related party of less than a ten percent equity or limited partnership interest in the entity (and none of such related parties serves as a general partner);
•any transaction in which the related party’s interest arises solely from ownership of securities issued by the Company and all holders of such securities receive the same benefits pro rata as the related party; and
•any transaction involving a related party where the rates or charges involved are determined by competitive bids.
Each director, director nominee and executive officer is responsible for providing prompt written notice to the General Counsel of any potential related party transaction. If the General Counsel determines that the proposed transaction is a related party transaction, it is submitted to the Nominating & Corporate Governance Committee (the “N&CG Committee”) for review and approval. The N&CG Committee may determine either to permit the related party transaction or prohibit it, if such transaction is inconsistent with the interests of the Company and its stockholders. The N&CG Committee considers, among other matters, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of an outside director, or both. Any member of the N&CG Committee who has an interest in the transaction under discussion must abstain from voting on the approval of the related party transaction. In addition, the N&CG Committee or its chairperson may determine that a related party transaction should be brought before the Board, and the Board may in any case elect to review any such matter.
Since the beginning of our last fiscal year, there have been no related party transactions between the Company and a related party that would be reportable under SEC rules or regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of April 22, 2025 by (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our director nominees, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. Percentage of ownership is based on 50,637,417 shares of common stock outstanding as of April 22, 2025.

Name	Shares of Common Stock Beneficially Owned(1)		Percent of Class
Greater Than 5% Beneficial Owners
Deerfield Mgmt., L.P.	4,997,746	(2)	9.9%
8 Knots Management, LLC	4,430,898	(3)	8.8%
BlackRock, Inc.	3,935,169	(4)	7.8%
The Vanguard Group	2,976,480	(5)	5.9%
Non-Employee Director Nominees(6)
Jeffrey W. Bolton	107,622		*
Tina L. Brown-Stevenson	36,925		*
Charles M. Elson	56,721		*
Erin P. Hoeflinger	54,316		*
Stuart M. McGuigan	51,549		*
Mark W. Ohlendorf	21,950		*
Stephen S. Rodgers	—		—
Gregory S. Rush	53,706		*
Barry P. Schochet	45,841		*
Named Executive Officers(6)
Barbara A. Jacobsmeyer	843,682	(8)	1.7%
Ryan T. Solomon	146,099		*
Dylan C. Black	47,177		*
Julie D. Jolley	92,259		*
Tanya R. Marion	61,346		*
Crissy B. Carlisle(7)	49,156		*
All directors and executive officers as a group (17 total)	1,697,519	(8)	3.4%

* Less than 1%.
(1)According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.
(2)Based on a Schedule 13G/A filed with the SEC on February 12, 2024, Deerfield Mgmt., L.P. (parent holding company/control person) reported beneficial ownership of 4,997,746 shares, with shared voting and investment power for 4,997,746 shares. This holder is located at 345 Park Avenue South, 12th Floor, New York, NY 10010.
(3)Based on a Schedule 13G/A filed with the SEC on February 14, 2025, 8 Knots Management, LLC (parent holding company/control person) reported beneficial ownership of 4,430,898 shares, with shared voting and investment power for 4,430,898 shares. This holder is located at 4530 Woodfin Drive, Dallas, TX 75220.
(4)Based on a Schedule 13G/A filed with the SEC on October 7, 2024, BlackRock, Inc. (parent holding company/control person) reported beneficial ownership of 3,935,169 shares, with sole voting power for 3,831,929 shares and sole investment power for 3,935,169 shares. This holder is located at 50 Hudson Yards, New York, NY 10001.
(5)Based on a Schedule 13G/A filed with the SEC on October 4, 2024, The Vanguard Group (investment adviser) reported beneficial ownership of 2,976,480 shares, with shared voting power for 47,639 shares, sole investment power for 2,887,106 shares, and shared investment power for 89,374 shares. This holder is located at 100 Vanguard Blvd., Malvern, PA 19355.
(6)The address of our directors and executive officers is c/o Enhabit, Inc., 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206.
(7)Ms. Carlisle separated from the Company in December 2024. Share amount represents shares known by the Company to be beneficially owned following her separation.
(8)Includes 264,971 shares issuable upon exercise of options.

EXECUTIVE OFFICERS
The following table lists all of our executive officers. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Name	Age	Position	Since
Barbara A. Jacobsmeyer	59	President and Chief Executive Officer; Director	6/2021
Ryan T. Solomon	45	Chief Financial Officer	12/2024
Dylan C. Black	56	General Counsel and Secretary	1/2023
Julie D. Jolley	53	Executive Vice President of Home Health	5/2019
Jeanne L. Kalvaitis	68	Executive Vice President of Hospice	6/2022
Tanya R. Marion	51	Chief Human Resources Officer	1/2022
Collin S. McQuiddy	48	Senior Vice President and Chief Accounting Officer	8/2024
Executive Biographies
Barbara A. Jacobsmeyer, President and CEO
Ms. Jacobsmeyer’s biography is included in “Proposal 1 - Election of Directors” section above.
Ryan T. Solomon, Chief Financial Officer
Mr. Solomon has served as Chief Financial Officer of Enhabit since December 2024. Prior to Enhabit he served as CFO of Aspirion, a leading technology-enabled healthcare revenue cycle management provider for revenue integrity and complex claims, since October 2023. Prior to that, he served as CFO of AccentCare, a national leader in home health services, personal care services and hospice care, from February 2020 to October 2023. Prior to his roles at AccentCare and Aspirion, Mr. Solomon held roles with increasing responsibility in finance and strategic planning at Apple Leisure Group, an international multi-billion-dollar hospitality conglomerate where he ultimately served as CFO from January 2018 to February 2020, and at Alcon Laboratories and American Airlines.
Dylan C. Black, General Counsel and Secretary
Mr. Black has served as General Counsel and Secretary of Enhabit since January 2023. Prior to that, he was a Partner at the law firm Bradley Arant Boult Cummings LLP in Birmingham, Alabama, where he practiced from 1998 to 2022. Before his career in private practice, Mr. Black clerked for the Hon. Harry W. Wellford on the United States Court of Appeals for the Sixth Circuit in Memphis, Tennessee. Mr. Black received his bachelor's degree in government from Harvard College and his law degree from the University of Virginia School of Law.
Julie D. Jolley, Executive Vice President of Home Health
Ms. Jolley has been with Enhabit since 2000 and has served in her current role as Executive Vice President of Home Health of Enhabit since May 2019. Prior to that, she served in several roles with increasing responsibility, including as a Regional Vice President and then Regional President. Prior to joining Enhabit, Ms. Jolley was a registered nurse with experience in a variety of practice settings. She received her bachelor’s degree in nursing from Chamberlain University. Ms. Jolley leverages more than 30 years of healthcare experience.
Jeanne L. Kalvaitis, Executive Vice President of Hospice
Ms. Kalvaitis has served as Executive Vice President of Hospice of Enhabit since June 2022. Prior to joining Enhabit, she served as Vice President Hospice Operations and Divisional Vice President Clinical Services for Compassus, a hospice and palliative care provider in Fort Worth, Texas, from 2019 to 2021, where she worked on the transition of Ascension at Home hospice agencies after their acquisition by Compassus. Prior to holding that position, Ms. Kalvaitis served as Enhabit’s Vice President Clinical Services from 2014 to 2019 and held numerous positions at Vitas Healthcare Corporation from 1990 to 2014, including Vice President Operations, Vice President Business Development, and Senior General Manager. Ms. Kalvaitis is a registered nurse in Texas and Connecticut and has experience in a variety of practice settings prior to assuming the above administrative roles. Ms. Kalvaitis thus brings more than 30 years of healthcare administrative experience to her leadership of our hospice segment. She received her bachelor’s degree in nursing from the University of

Texas at El Paso and her diploma in nursing from St. Vincent’s Medical Center School of Nursing in Bridgeport, Connecticut.
Tanya R. Marion, Chief Human Resources Officer
Ms. Marion has served as Chief Human Resources Officer of Enhabit since January 2022. Prior to joining Enhabit, she served as the Chief Human Resources Officer – Operations of Mercy Health, a not-for-profit health care system in St. Louis, Missouri, from 2017 to 2022. Prior to that, she served in a variety of human resources leadership roles with increasing responsibility at Mercy Health from 2007 to 2017. She received her bachelor’s degree in business management from Missouri State University and her master’s degree in management and leadership from Western Governors University.
Collin S. McQuiddy, Senior Vice President and Chief Accounting Officer
Mr. McQuiddy has served as Senior Vice President and Chief Accounting Officer of Enhabit since August 2024. Prior to joining Enhabit, he served as Senior Director of Finance for UnitedHealthcare of Louisiana, Inc. (a subsidiary of UnitedHealth Group, Inc.) from 2020 until 2024. Prior to that he served as Chief Accounting Officer of LHC Group, Inc., a national provider of in-home healthcare services and innovations from 2019 to 2020. Prior to his work with LHC Group, Inc. Mr. McQuiddy served in various financial, accounting and compliance roles of increasing responsibility with a number of private and public companies. Mr. McQuiddy began his career in public accounting at PricewaterhouseCoopers LLP.

GENERAL INFORMATION
Other Business
We know of no other matters to be submitted at the 2025 Annual Meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the 2025 Annual Meeting.
Annual Report to Stockholders
A copy of the 2024 Form 10-K is being mailed concurrently with this proxy statement to stockholders who have requested hard copies previously and are entitled to notice of and to vote at the 2025 Annual Meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2024 Form 10-K is available without charge from the “Investors” section of our website at https://investors.ehab.com. Our 2024 Form 10-K is also available in print to stockholders without charge and upon request, addressed to Enhabit, Inc., 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206, Attention: Investor Relations.
Proposals for 2026 Annual Meeting of Stockholders
Under SEC rules, if you want us to include a proposal in our proxy statement for the 2026 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, you must submit it by mail or courier service and addressed to Enhabit, Inc., 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206, Attention: Corporate Secretary, by January 16, 2026. Any such proposal should comply with the requirements of Rule 14a-8.
Under our Bylaws, a stockholder wishing to bring director nominations or other business before an annual meeting outside of the Rule 14a-8 process is required to provide advance written notice to the Corporate Secretary at the principal executive offices of the Company regarding such nominations or other business and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely for purposes of the 2026 Annual Meeting, such notice must be delivered to or be mailed and received by the Secretary no earlier than February 26, 2026 and no later than March 28, 2026. However, if the 2026 Annual Meeting is not within 30 days before or after anniversary date of the 2025 Annual Meeting, in order to be timely, such notice must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees), which notice must be postmarked or transmitted electronically to Enhabit at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2025 Annual Meeting (for the 2026 Annual Meeting, no later than April 27, 2026). However, if the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by Enhabit.
Cost of This Proxy Solicitation
We are making this solicitation and will pay the entire cost of, among other items, the expense of preparing, assembling, printing, and mailing the proxy materials to stockholders of record and street name stockholders, and reimbursements paid to brokers, banks, and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining voting instructions from street name stockholders. In addition to soliciting proxies by mail, our directors, officers, and certain regular employees may solicit proxies on behalf of our Board, without additional compensation, personally or by telephone. The regular employees will be administrative personnel. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.
If you choose to access the proxy materials or vote over the internet, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.
Householding of Annual Meeting Materials
The SEC permits the Company to send only one notice of internet availability of proxy materials or single set of the proxy statement and annual report to the address of multiple stockholders having the same address unless we have received contrary instructions from any stockholder. This practice, known as “householding,” saves paper and reduces printing and mailing costs. If any stockholder residing at such an address wishes to receive an individual copy of the materials, please contact our Corporate Secretary at 6688 N. Central Expressway, Suite 1300, Dallas, Texas 75206, or call 469-860-6061. Conversely, if you are receiving multiple copies of these disclosure documents and wish to receive only one set, you should contact your bank or broker for information regarding householding of disclosure documents and to request a change in delivery status.
Website
This proxy statement contains references to Enhabit’s website. Our website is not and shall not be deemed to be a part of this proxy statement by reference or otherwise incorporated into any other filings we make with the SEC.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains historical information, as well as forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) that involve known and unknown risks and relate to, among other things, future events, projections, financial guidance, legislative or regulatory developments, strategy or growth opportunities, our future financial performance, our projected business results, or our projected capital expenditures. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, the reader can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Any forward-looking statement speaks only as of the date of this report, and the Company undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Our Annual Report on Form 10-K for the year ended December 31, 2024 dated March 6, 2025, as amended by the Company’s 10-K/A filed on April 29, 2025, both of which can be found on the Company’s website at https://investors.ehab.com, discusses risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in this report.

Appendix A
ENHABIT, INC. 2025 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose. The purpose of this Plan is to permit the grant of awards to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2.Definitions. Except as otherwise provided herein, the following are the definitions used in this Plan:
(a)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c)“Board” means the Board of Directors of the Company.
(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)“Cause” except as otherwise provided in an Evidence of Award, will have the meaning set forth in any individual employment, severance or similar agreement between the Company (or any of its subsidiaries) and the Participant, or in the event that the Participant is not a party to such an agreement, Cause shall mean:
(i)the Company’s procurement of evidence of the Participant’s act of fraud, misappropriation, or embezzlement with respect to the Company or any of its Subsidiaries;
(ii)the Participant’s indictment for, conviction of, or plea of guilty or no contest to, any misdemeanor involving moral turpitude or any felony (other than a minor traffic violation);
(iii)the suspension or debarment of the Participant or of the Company or any of its affiliated companies or entities as a direct result of any willful or grossly negligent act or omission of the Participant in connection with his or her employment with the Company or any of its Subsidiaries from participation in any federal or state health care program. For purposes of this clause (iii), the Participant shall not have acted in a “willful” manner if the Participant acted, or failed to act, in a manner that he or she believed in good faith to be in, or not opposed to, the best interests of the Company or any of its Subsidiaries;
(iv)the Participant’s admission, or finding by a court or the United States Securities and Exchange Commission (or a similar agency of any applicable state), of liability for the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature). As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the 1933 Act and 1934 Act;
(v)a formal indication from any agency or instrumentality of any state or the United States of America, including but not limited to the United States Department of Justice, the United States Securities and Exchange Commission or any committee of the United States Congress that the Participant is a target or the subject of any investigation or proceeding into the actions or inactions of the Participant for a violation of any Securities Laws (excluding any technical violations of the Securities Laws which are not criminal in nature);
(vi)the Participant’s failure after reasonable prior written notice from the Company or any of its Subsidiaries to comply with any valid and legal directive of the Chief Executive Officer of the Company or the Board that is not remedied within thirty (30) days of the Participant being provided written notice thereof from the Company;
(vii)any willful or gross misconduct by the Participant in connection with the Participant’s duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its Subsidiaries or affiliates; or
(viii)other than as provided in clauses (i) through (vii) above, the Participant’s breach of any material provision of any employment agreement or other material agreement with the Company, if applicable, or the Participant’s breach of or failure to perform the material duties and responsibilities of the Participant’s job, that is not remedied within thirty (30) days or repeated breaches of a similar nature, such as the failure to report to work, comply with a Company policy, perform duties when or as directed, all as provided herein, which shall not require additional notices as provided in clauses (i) through (vii) above.
(f)“Change in Control” has the meaning set forth in Section 12 of this Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.
(h)“Committee” means the Compensation and Human Capital Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.
(i)“Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j)“Company” means Enhabit, Inc., a Delaware corporation, and its successors.
(k)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(l)“Director” means a member of the Board.
(m)“Disability” means, except as otherwise provided in an Evidence of Award, a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Participant incapable of performing the work for which he or she is employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group disability plan or policy maintained by the Company or any of its Subsidiaries that is by its terms applicable to the Participant.
(n)“Effective Date” means the date this Plan is approved by Stockholders.
(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(q)“Good Reason” means, except as otherwise provided in an Evidence of Award, with respect to any Participant, the occurrence of any of the following without the Participant’s consent:
(i)a material reduction in the Participant’s annual base salary; or
(ii)relocation of the Participant’s principal office to a location that is in excess of fifty (50) miles from its location as of the effective date of this Plan.
Notwithstanding the foregoing, no termination of employment by a Participant shall constitute a termination for “Good Reason” unless (A) the Participant gives the Company notice of the existence of an event described in clause (i) or (ii) above within sixty (60) days following the occurrence thereof, (B) the Company does not remedy such event described in clause (i) or (ii) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) the Participant terminates employment within five (5) days of the end of the cure period specified in clause (B) above.

(r)“Incentive Stock Option” means an Option Right that meets the requirements of Section 422 of the Code or any successor provision and which is intended by the Committee to constitute an “incentive stock option” under Section 422 of the Code or any successor provision.
(s)“Management Objectives” means performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan and include, but are not limited to, objectives related to (1) earnings (including, but not limited to, earnings per share); (2) profit (including, but not limited to, net profit, gross profit, operating profit, economic profit, profit margins or other profit measures); (3) net or operating income; (4) revenue; (5) stock price or performance; (6) stockholder return; (7) return measures (including, but not limited to, return on assets, capital, equity or revenue); (8) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (9) operating or EBITDA margins; (10) market share; (11) expenses (including, but not limited to, expense management, expense efficiency ratios or other expense measures); (12) business expansions or consolidation (including but not limited to, acquisitions and divestitures); (13) internal rate of return; (14) planning accuracy (as measured by comparing planned results to actual results); (15) year-over-year patient volume growth; (16) year-over-year changes in expense line items; (17) cash flow measures (including, but not limited to, free cash flow); (18) prevention of failures of internal controls or compliance; (19) quality of care metrics (including, but not limited to, PEM Score, functional improvement measures, patient satisfaction and other metrics tracked by Medicare or Medicaid) or; (20) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.
(t)“Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is then listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(u)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(v)“Option Price” means the purchase price payable on exercise of an Option Right.
(w)“Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.
(x)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided such person satisfies the Form S-8 definition of “employee”).
(y)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(z)“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(aa)“Performance Unit” means a bookkeeping entry award granted pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(bb) “Plan” means this Enhabit, Inc. 2025 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.
(cc) “Predecessor Plan” means the Enhabit, Inc. 2022 Omnibus Performance Incentive Plan, as amended from time to time.
(dd) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(ee) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of a specified period.
(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(gg) “Retirement” means, except as otherwise provided in an Evidence of Award, the voluntary termination of employment by a Participant after attaining (a) age 65, or (b) in the event that the Participant has been employed by the Company for ten (10) or more years on the date of such termination, age 60.
(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ii) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.
(jj) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(kk) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3.Shares Available Under this Plan.
(a)Maximum Shares Available Under this Plan.
(i)Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents, will not exceed, in the aggregate, (x) 3,300,000 shares of Common Stock, minus (y) as of the Effective Date, one share of Common Stock for every one share of Common Stock subject to an award granted under the Predecessor Plan after April 29, 2025 and before the Effective Date, plus (z) the shares of Common Stock that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of

Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(ii)Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.
(b)Share Counting Rules.
(i)Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.
(ii)If, after April 29, 2025, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.
(iii)Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to Option Rights or Appreciation Rights under this Plan, or options or appreciation rights under the Predecessor Plan, will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards other than Option Rights or Appreciation Rights under this Plan or, with respect to withholding occurring after April 29, 2025, awards other than options or appreciation rights under the Predecessor Plan, will be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan (provided, however, that such recycling of shares of Common Stock for tax withholding purposes will be limited to 10 years from the date of Stockholder approval of the Plan if such recycling involves shares of Common Stock that have actually been issued by the Company); (D) shares of Common Stock subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (E) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.
(iv)If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.
(c)Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 3,300,000 shares of Common Stock.
(d)Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation, including cash compensation, for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000; provided, however, that this limit shall not apply to (i) distributions of previously deferred compensation under a deferred compensation plan maintained by the Company, (ii) compensation received by the director in his or her capacity as an executive officer or employee of the Company, or (iii) any compensation resulting from non-preferential dividends or dividend equivalents associated with outstanding equity awards.

4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Stock to which such exercise relates.
(e)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability, or termination of employment or service of a Participant or in the event of a Change in Control.
(f)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
(g)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h)No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(j)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i)Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.
(ii)Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability, or termination of employment or service of a Participant or in the event of a Change in Control.
(iii)Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
(iv)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(v)Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c)Also, regarding Appreciation Rights:
(i)Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and
(ii)No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.
6.Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e)Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g)Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability, or termination of employment or service of a Participant or in the event of a Change in Control.
(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.
(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.
(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.Cash Incentive Awards, Performance Shares, and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b)The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
(d)Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.
(e)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9.Other Awards.
(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value, and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.
(e)Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award upon certain events, including in the event of the retirement, death, disability; or termination of employment or service of a Participant or in the event of a Change in Control.
10.Administration of this Plan.
(a)This Plan will be administered by the Committee; provided, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee, or such person may have under this Plan. The Committee or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee or the subcommittee: (i) designate employees to be recipients of awards under this Plan and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant and such terms as required by applicable law; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11.Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan, such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may, in its sole discretion, elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares of Common Stock specified in Section 3 of this Plan as the Committee, in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:
(a)the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of 30% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or
(b)during any period of up to twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the Board; or
(c)the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
(d)the consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the combined voting power entitled to vote generally in the election of directors of the surviving person in such transaction immediately after such transaction, and (B) in the case of a sale of assets, each transferee is owned by holders of securities that represented at least a majority of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such sale.
13.Clawback and Recoupment Provisions.
(a)Any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise (in each case, the “Clawback Policy”), or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under the Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under the Plan, or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)The Committee shall have full power and authority to cancel an award if the Participant, while employed by the Company or a Subsidiary or within a period which begins on the date of termination of employment and ends on the date which is one year later, engages in any activity which is in direct competition with the Company or solicits other employees or customers of the Company or its Subsidiaries in a competitive business venture. Whether a Participant has engaged in such conduct shall be determined by the Committee in its sole discretion, taking into account any determination by the Company that the Participant has acted in violation of a non-compete or nonsolicitation agreement with or obligation to the Company or a Subsidiary.
14.Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to or amendments, restatements, or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further Stockholder approval.
15.Transferability.
(a)Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units, or upon payment under any grant of Performance Shares or Performance Units, or other awards under this Plan or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, or foreign taxes, or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax, and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax, or other laws in connection with any payment made or benefit realized by a Participant under this Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.
17.Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.
(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan.

Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without Stockholder approval.
(c)If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares, or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares, or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d)Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue following the Effective Date in accordance with their terms. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for shares of Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).
21.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Subject to Section 409A of the Code, absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.
(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock or cash payments under this Plan pursuant to such rules, procedures, or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i)If any provision of this Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22.Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution, or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan, except as otherwise provided in this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Appendix B
Reconciliations of Non-GAAP Financial Measures to GAAP Results
Adjusted EBITDA is a non-GAAP measure of our financial performance. Management believes Adjusted EBITDA assists investors in comparing our operating performance across operating periods on a consistent basis by excluding items we do not believe are indicative of our operating performance.
We calculate Adjusted EBITDA as Net (loss) income adjusted to exclude (1) interest expense and amortization of debt discounts and fees, (2) provision for or benefit from income taxes, (3) depreciation and amortization, (4) gains or losses on disposal or impairment of assets or goodwill, (5) stock‑based compensation, (6) net income attributable to noncontrolling interests, and (7) unusual or nonrecurring items not typical of ongoing operations.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for Net (loss) income. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2024 Form 10-K.
Reconciliation of Net (loss) Income to Adjusted EBITDA

For the Year Ended December 31,
2024
(In Millions)
Net loss	$(154.0)
Interest expense and amortization of debt discounts and fees	42.9
(Benefit from) provision for income taxes	(4.0)
Depreciation and amortization	31.5
(Gain) loss on disposal or impairment of assets	(0.7)
Impairment of goodwill	161.7
Stock-based compensation	11.7
Net income attributable to noncontrolling interests	(2.2)
Unusual or nonrecurring items not typical of ongoing operations	13.2
Adjusted EBITDA	$100.1
B-1

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

For the Year Ended December 31,
2024
(In Millions)
2024
Net cash provided by operating activities	$51.2
Interest expense excluding amortization of debt discounts and fees	41.4
Current portion of (benefit from) provision for income taxes	1.7
Change in assets and liabilities, excluding derivative instrument	(5.2)
Net income attributable to noncontrolling interests	(2.2)
Unusual or nonrecurring items that are not typical of ongoing operations(1)	13.2
Adjusted EBITDA	$100.1

(1)    Unusual or nonrecurring items in 2024 include: (i) third-party legal and advisory fees related to shareholder activism; (ii) third-party legal and advisory fees related to the strategic review process that concluded in May 2024; (iii) certain third-party, nonrecurring litigation fees related to a lawsuit in which the Company is a plaintiff, styled Enhabit, Inc. et al v. Nautic Partners IX, L.P. et al. and pending in the Chancery Court of Delaware, and in which the Company has asserted claims for breach of fiduciary duty, aiding and abetting, and usurpation of corporate opportunity arising from actions involving its former officers; and (iv) costs related to severance.
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Appendix C

enhabit
Home Health & Hospice
P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Enhabit, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 29, 2025

Thursday, June 26, 2025 9:00 AM, Central Time

Annual Meeting to be held live via the Internet, please visit www.proxydocs.com/EHAB for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 10:59 PM, Central Time, June 25, 2025.

Internet:

www.proxypush.com/EHAB

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:

1-866-569-2003

- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:

You must register to attend the meeting online and/or participate at www.proxydocs.com/EHAB

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Barbara A. Jacobsmeyer and Dylan C. Black (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Enhabit, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

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enhabit
Home Health & Hospice

Enhabit, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, AND 4

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of 10 directors to serve until our 2026 annual meeting of stockholders				
		FOR	AGAINST	ABSTAIN	
	1.01 Jeffrey W. Bolton	☐	☐	☐	FOR
	1.02 Tina L. Brown-Stevenson	☐	☐	☐	FOR
	1.03 Charles M. Elson	☐	☐	☐	FOR
	1.04 Erin P. Hoeflinger	☐	☐	☐	FOR
	1.05 Barbara A. Jacobsmeyer	☐	☐	☐	FOR
	1.06 Stuart M. McGuigan	☐	☐	☐	FOR
	1.07 Mark W. Ohlendorf	☐	☐	☐	FOR
	1.08 Stephan S. Rodgers	☐	☐	☐	FOR
	1.09 Gregory S. Rush	☐	☐	☐	FOR
	1.10 Barry P. Schochet	☐	☐	☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	Ratification of the appointment of our independent registered public accounting firm (PwC)	☐	☐	☐	FOR
3.	Approval, on an advisory basis, of our named executive officer compensation	☐	☐	☐	FOR
4.	Approval of the Enhabit, Inc. 2025 Equity and Incentive Compensation Plan	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/EHAB
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date

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